  As filed with the Securities and Exchange Commission on December 11, 1998
                                                       Registration No. 333_____
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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                   ---------------

                                      FORM SB-2
                                REGISTRATION STATEMENT
                           Under the Securities Act of 1933

                            TRANSFORMATION PROCESSING INC.
                    (Name of Small Business Issuer in its Charter)

            Nevada                           7372                (95-4583945)
--------------------------------------------------------------------------------
(State or Other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)   Identification
                                                                 Number)

                           5500 Explorer Drive, Suite 2000
                             Mississauga, Ontario L4W 5C7
                                    (905) 206-1366
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Paul G. Mighton
                           5500 Explorer Drive, Suite 2000
                             Mississauga, Ontario L4W 5C7
                                    (905) 206-1366
--------------------------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------------

                                      Copies to:

                               Elliot H. Lutzker, Esq.
                               Snow Becker Krauss P.C.
                                   605 Third Avenue
                              New York, N.Y.  10158-0125
                               Telephone (212) 687-3860
                              Telecopier (212) 949-7052

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same  offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
================================================================================

                                           Proposed        Proposed
Title of Class of                          Maximum         Maximum          Amount of
Securities to be   Amount to be         Offering Price     Aggregate       Registration
  Registered(4)      Registered          Per Unit (1)   Offering Price(1)      Fee
-----------------  -------------        --------------  ------------------  ------------
Common Stock,
 $.001 par value    500,000 shs.(2)(3)       $ .50         $  250,000       $  69.50

Common Stock,
 $.001 par value    100,000 shs.(2)(4)       $1.50         $  150,000       $  41.70

Common Stock,
$.001 par value     444,445 shs.(5)          $ .22(6)      $   97,778       $  27.18

Common Stock,
 $.001 par value    9,070,439 shs.(2)(7)     $ .38(8)      $3,446,767       $ 958.20

Common Stock,
 $.001 par value    2,083,333 shs.(2)(9)     $ .38(8)      $  791,667       $ 220.08

Common Stock,
 $.001 par value    277,778 shs.(2)(10)      $ .38(8)      $  105,556       $  29.34

Common Stock,
 $.001 par value     60,000 shs.(2)(11)      $1.50          $  90,000       $  25.02


                                                 ii

Common Stock,
 $.001 par value    241,228 shs.(2)(12)      $ .456         $  110,000      $   30.58

Common Stock,
 $.001 par value    50,200 shs.(2)(13)       $1.99          $   99,898      $   27.77

Common Stock,
 $.001 par value    68,306 shs.(2)(14)       $1.464         $   99,998      $   27.80

Common Stock,
 $.001 par value    87,720shs.(2)(15)        $ .456         $   40,000      $   11.12

Common Stock,
 $.001 par value    55,556 shs.(2)(16)       $ .36          $   20,000      $    5.56

Common Stock,
 $.001 par value    101,010 shs.(2)(17)      $ .396         $   40,000      $   11.14

Common Stock,
$.001 par value     100,000 shs.(2)(18)      $ .50(19)      $   50,000      $   13.90

Total:              13,240,015 shs.                         $5,391,664      $1,498.89
                                                                             ======


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended (the "Act").

(2) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the Warrants, Debentures and Options.

(3) Issuable upon exercise of warrants issued on August 23, 1996 ("1996 Warrants") to purchasers of Units, currently exercisable at $.50 per share.

(4) Issuable upon exercise of warrants issued on June 27, 1997 ("1997 Warrants") to purchasers of Units, currently exercisable at $1.50 per share.

(5) Shares of Common Stock subject to the Rescission Offer which were issued on January 26, 1998 for $.22 per share.

(6)  Calculated in accordance with Rule 457(j) under the Act.

(7) Includes 2,682,410 shares issued upon conversion of $2,500,000 aggregate principal amount of the Registrant's 6% Convertible Debentures (the "Debentures") due April-November, 2000, plus shares issued for conversion of interest and 5,588,029 shares issuable at a conversion price of $0.24 upon conversion of the Debentures, plus 800,000 shares issuable upon conversion of interest.

(8) Pursuant to Rule 457(c) under the Act, the registration fee has been calculated based upon the $.38 per share closing price of the Common Stock on December 9, 1998, as reported by the National Quotation Bureau.

(9) Issuable upon the closing and conversion of $500,000 of Debentures (described in Note 7) yet to be issued. The registrant committed to selling up to an aggregate of $3,000,00 of Debentures, of which to date, $2,500,000 of Debentures have been purchased. See "Recent Sale of Unregistered Securities".

(10) Issuable upon exercise of warrants which are issuable upon the closing of $500,000 of Debentures yet to be issued. See notes 7 and 9 above and "Recent Sale of Unregistered Securities".

(11) Issuable upon exercise of warrants issued on April 14, 1998 to purchasers of Debentures, exercisable at $1.50 per share.

(12) Issuable upon exercise of warrants issued on April 14, 1998 to purchasers of Debentures, exercisable at $.456 per share.

(13) Issuable upon exercise of warrants issued on May 21, 1998 to purchasers of Debentures, exercisable at $1.99 per share.

(14) Issuable upon exercise of warrants issued on July 10, 1998 to purchasers of Debentures, exercisable at $1.238 per share.

(15) Issuable upon exercise of warrants issued on September 22, 1998 to purchasers of Debentures, exercisable at $.456 per share.

(16) Issuable upon exercise of warrants issued on October 6, 1998 to purchasers of Debentures, exercisable at $.36 per share.

(17) Issuable upon exercise of warrants issued on November 18, 1998 to purchasers of Debentures, exercisable at $.396 per share.

(18) Issuable upon exercise of options granted on March 26, 1998, at an exercise price of $.50.

(19) Calculated in accordance with Rule 457 (h)(1) under the Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                     SUBJECT TO COMPLETION DATED DECEMBER 11, 1998

                            TRANSFORMATION PROCESSING INC.
13,240,015 Shares of Common Stock, $.001 par value,

                               -----------------------

     We have been advised that 444,445 shares of Common Stock of Transformation Processing Inc. which were sold on January 26, 1998 were sold without having filed a registration statement which may have been required. Accordingly, those people who purchased those shares may have the right to rescind those purchases. Our liability, if any, under the Securities Act of 1933, as amended (the "Securities Act") for the sale of those shares, as well as other shares sold within the last three years, may not be limited by this rescission offer. We offer to each purchaser of those shares the right to rescind this purchase upon the terms and conditions as set forth below. See "The Rescission Offer." The rescission offer will expire on ________, 1999, unless we extend it.

     We do not make any recommendation about whether those purchasers should accept or reject the rescission offer. Acceptance or rejection of this offer may not terminate a purchaser's right to bring a civil action against the Company for its prior failure to register the Common Stock, as the case may be, under federal, applicable state securities and Canadian laws.

     This Prospectus also registers up to 11,995,570 shares of Common Stock of the Company that may be sold by certain selling stockholders named herein, consisting of: (i) up to 500,000 shares issuable upon exercise of warrants issued pursuant to a securities subscription agreement dated August 23, 1996 (the "1996 Warrants"); (ii) 2,682,410 shares issued upon the conversion of $2,500,000 aggregate principal amount of 6% convertible debentures (the "1998 Debentures") sold in 1998 plus accrued interest, and an additional 5,588,029 shares issuable upon conversion of additional 1998 Debentures currently outstanding plus 800,000 shares issuable upon conversion of interest due thereon; (iii) up to 100,000 shares issuable upon exercise of warrants issued pursuant to a securities subscription agreement dated June 27, 1997 (the "1997 Warrants"); (iv) up to 664,020 shares issuable upon exercise of warrants issued to the holders of the 1998 Debentures (the "1998 Warrants");
(v) 100,000 shares issuable upon exercise of options granted on March 26, 1998 (the "Options") and (vi) up to 2,083,333 shares issuable upon conversion of $500,000 aggregate principal amount of 6% convertible debentures ("1999 Debentures") not yet issued and up to 277,778 shares issuable upon exercise of warrants to be issued to the holders of the 1999 Debentures.

     This stock may be offered from time to time by the holders of this Common Stock through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of Common Stock, but we will receive proceeds from the exercise of the Warrants and Options.

     The Common Stock is quoted on the Over-The-Counter Electronic Bulletin Board ("OTCBB") under the symbol TPII. On December 9, 1998, the last reported bid and asked prices per share of Common Stock on the OTCBB were $.34 and $.38 per share, respectively.

                  THE DATE OF THIS PROSPECTUS IS ___________, 1998.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD ONLY BE PURCHASED BY THOSE WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK.

                            ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS AND RESULTS ANTICIPATED BY THE FORWARD LOOKING STATEMENTS CONTAINED IN THE FOLLOWING DISCUSSION. SUCH FACTORS AND RISKS INCLUDE, BUT ARE NOT LIMITED TO, INTENSE COMPETITION, PRICE CUTTING AND PROFIT MARGINS, DEPENDENCE ON KEY PERSONNEL, THE ECONOMIC ENVIRONMENT, THE ABILITY TO DEVELOP, MARKET, SUPPORT AND ACQUIRE NEW COMPUTER-RELATED SERVICES AND PRODUCTS AND THE ABILITY OF THE COMPANY TO MANAGE ITS GROWTH.

                                  PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Common Stock. To understand this offering fully you should read the entire prospectus carefully, including the risk factors and financial statements.

                                     THE COMPANY

     Transformation Processing, Inc. is an information technology company that develops and markets software and services that enable companies worldwide to automatically migrate their application programs and data, from legacy systems to open systems and client/server environments. We have expanded our operations from providing legacy code migration services to three lines of business; client/server migration, year 2000 and groupware services. We are targeting customers located throughout Canada and the United States. For the periods ended July 31, 1997 and 1998, all operations of the Company were conducted in Canada.

     Transformation Processing, Inc. was formed in Ontario, Canada in 1996 by Paul A. Mighton, Gary A. McCann and Vladimir Stepanoff. The purpose of the company was to provide computer services to others using copyrighted software technology developed by Mr. Stepanoff. All three individuals were equal owners of the company. Later in 1996, Transformation Processing, Inc. was merged into a Nevada corporation, Samuel Hamann Graphix, Inc. Under the merger, Messrs. Mighton, McCann and Stepanoff obtained a majority of the shares of Samuel Hamann Graphix, Inc. and Transformation Processing, Inc. became a wholly-owned subsidiary of Samuel Hamann Graphix. Then, in 1997, Samuel Hamann Graphix changed its name to Transformation Processing, Inc. and the subsidiary was merged into it. See "Business."

     Our executive offices are located at 5500 Explorer Drive, Suite 2000, Mississauga, Ontario, Canada L4W 5C7; and its telephone number is (905) 206-1366.

                                     THE OFFERING

COMMON STOCK OFFERED                         13,240,015 shares

RISK FACTORS:                                This Offering involves a high
                                             degree of risk.  See "Risk
                                             Factors."

OTCBB COMMON STOCK SYMBOL                    TPII

NUMBER OF SHARES OF COMMON STOCK OUT-
STANDING BEFORE THE OFFERING                 17,960,915 Shares(1)

NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING AFTER GIVING EFFECT
TO THE EXERCISE OF WARRANTS AND
THE CONVERSION OF DEBENTURES AS
PART OF THIS OFFERING(2)                     25,612,964 Shares

USE OF PROCEEDS                              TPI will not receive any proceeds
                                             from the sale of Common Stock in
                                             the offering, but will receive
                                             $949,898 from the exercise of all
                                             Warrants and Options.

----------------
(1) As of December 10, 1998. The Company's records and the records of its transfer agent differ with respect to the number of outstanding shares of the Company's Common Stock. According to the transfer agent, the number of shares of Common Stock outstanding is approximately 603,000 shares greater then the 17,960,915 indicated by the Company's records. The Company believes that its records are correct and is in the process of resolving this difference. The number of shares outstanding reflected in this Prospectus does not include these shares or any adjustment which might be necessary to resolve this difference.

(2) This includes: (i) 500,000 shares issuable upon exercise of the 1996 Warrants; (ii) 5,588,029 shares issuable upon conversion of the 1998 Debentures plus 800,000 shares issuable upon conversion of interest thereon;
(iii) 100,000 shares issuable upon exercise of the 1997 Warrants; and (iv) 664,020 shares issuable upon exercise of Warrants issued to 1998 Debenture holders.

THE RESCISSION OFFER

COMMON STOCK SUBJECT TO THE
RESCISSION OFFER                             444,445

EXPIRATION DATE OF THE RESCISSION OFFER

Reason for the Rescission Offer

     The shares of Common Stock sold on January 26, 1998 were issued without having been registered under the Securities Act. The failure to register the shares may have violated certain federal and state securities laws.

     This Rescission Offer is not an admission that the Company did not comply with applicable federal and state securities laws nor is it a waiver of any applicable statute of limitation. See "Rescission Offer."

                           SUMMARY OF FINANCIAL INFORMATION

     The summary consolidated financial information set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                    PERIOD FROM APRIL 1, 1996   FISCAL YEAR       PERIOD FROM
                     (DATE OF INCORPORATION)       ENDED         APRIL 1, 1996
                        TO JULY 31, 1997       JULY 31, 1998    TO JULY 31, 1998
                        ----------------       -------------    ----------------
Revenues                    $47,317               $877,198          $924,515
Operating Loss           (2,785,661)            (3,450,668)       (6,236,329)
Net Loss                 (2,784,536)            (4,300,553)       (7,085,089)
Net Loss per Share
Common Stock                   (.27)                  (.30)            -
Shares of Common Stock
Used In Computing Net
Loss per Share           10,161,665             14,542,313             -


BALANCE SHEET DATA:
                                              AS OF            AS OF
                                          JULY 31, 1997    JULY 31, 1998
                                          -------------    -------------

Working Capital Deficiency                   $  (62,261)    $  (60,129)
Total Liabilities                               285,870      1,699,649
Accumulated Deficit                          (2,784,536)    (7,085,089)
Total Stockholders' Equity (Deficiency)         608,508       (836,034)

                                     RISK FACTORS

     The securities being offered are speculative and involve a high degree of risk. Accordingly, you should carefully consider the following factors, among others, relating to an investment in the Company.

     POSSIBLE VIOLATION OF SECURITIES LAWS; RESCISSION OFFER. As discussed under "Certain Transactions," we completed a number of private placements during 1997 and 1998 in which we raised a total of approximately $4.1 million with a written commitment for an additional $500,000. The securities sold in these placements did not have a registration statement on file with the SEC. The federal securities laws require registration of securities unless an appropriate exemption from the registration requirements of those laws is available. If an exemption did not exist for the sale of securities in these private placements, we may have violated the registration requirements. If so, purchasers could seek rescission of their purchase and recover money paid for the securities. We make no admission of any violation of federal securities laws and no investor has sought rescission of any purchase. However, we intend to make a rescission offer ("the Rescission Offer") to the private placement investors by means of this Prospectus. Should purchasers in the private placements accept the Rescission Offer, we would need to pay those investors up to approximately $100,000 (plus interest and other costs). If these purchasers do not accept the Rescission Offer, or if we are unable to effectuate the Rescission Offer, these purchasers as well as others in the private placements could institute a lawsuit against us alleging violations of United States securities laws and we could be forced to pay to these investors as well as other investors in the private placement up to approximately $570,000 (plus interest and other costs).

     ABSENCE OF HISTORICAL PROFITABILITY; FUTURE OPERATING RESULTS. We selected July 31st as our fiscal year end date. As of July 31, 1998, we have not had a year end profit. Since we will continue to have a high level of operating expenses, and significantly higher costs of being a publicly owned company, and will be required to make significant up-front expenditures in connection with the proposed expansion of our operations, our future profitability will depend upon corresponding increases in revenues from operations which are not expected to occur before late 1999, if at all.

     NEED FOR ADDITIONAL FINANCING. We will be required to seek additional financing in order to continue our operations. We expect to seek additional financing, including either debt or equity offerings, in the future.

     LACK OF WRITTEN CONTRACTS WITH RESELLERS AND END USERS. We often provide services to large organizations. In such circumstances, contracts with resellers and end users sometimes change as the projects are underway. Certain other strategic relationships which we have, are not pursuant to written contracts and are subject to termination virtually at will. These factors can adversely affect not only the business relationship, but also the success of a project and our ultimate success.

     PRODUCT MIX; PRICE CUTTING; PROFIT MARGINS. Technology, in particular software, must continually be state-of-the-art. It may become necessary for us to re-package, re-work and develop new facets to our software. In addition, we may be forced to significantly adjust pricing in order to compete. These factors may combine to have a material adverse effect on the Company's profit margins.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY. Our success is dependent upon our confidential and proprietary software technology and other proprietary rights. We do not currently have any patents or pending patent applications and rely mainly on a combination of: (i) trade secret, copyright and trademark laws; (ii) nondisclosure, use restriction and other contractual restrictions and agreements; and (iii) certain technical measures to protect our technology. Because patent applications are not publicly disclosed until the relevant patent is issued, applications may have been filed by third parties, which, if issued as patents, could relate to our current services and products or as we may modify them in the future to meet the market's requirements.

     Our policy is to enter into confidentiality, technology ownership and/or license agreements, as applicable, with our technical software programming employees as well as with distributors and customers, and to limit access to and distribution of our software, documentation and other proprietary information. In addition, we do not license or release our source code, except in connection with source code escrow arrangements and applicable source code use restrictions. Trade secret, copyright and trademark laws provide limited protection. There can be no assurance that these laws, together with the steps we have taken to protect our proprietary rights, will be adequate to prevent misappropriation of our technology or other proprietary rights. Also, such protections do not preclude competitors from independently developing products with functionality or features similar, substantially equivalent or superior to our products and technologies. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries. There can be no assurance that licenses for any intellectual property that might be required in connection with our development of services or products, either to avoid infringement of a third party's product, patent or other rights or to enhance our product offering, would be available on commercially reasonable terms, if at all. Any failure by or inability by us to protect our proprietary technology or to obtain appropriate licenses could have a material adverse effect on our business, operating results and financial condition. See "Business - Licensing and Intellectual Property."

     COMPETITION.   The market in which we operate is competitive, rapidly
evolving and subject to continuous technological change. There can be no assurance that we can maintain or enhance our competitive position against current and future competitors. Significant factors, such as the emergence of new products, fundamental changes in computing technology and data storage and manipulation platforms and applications and aggressive pricing and marketing strategies by our competitors, may affect our competitive position. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and substantially greater financial, technical and marketing resources than us. There can be no assurance that our current and potential competitors will not develop software products that may be or may be perceived to be more effective or responsive to technological change than our current or future products or that our technologies and products will not be rendered obsolete by such developments. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures we face will not have a material adverse effect on our business, operating results and financial condition. See "Business - Competition."

     NO CASH DIVIDENDS ON COMMON STOCK. We have never declared or paid any cash dividends on our shares of Common Stock. We intend to utilize our earnings, if any, to expand our business . Accordingly, we have no intention of declaring or paying cash dividends on our Common Stock for the foreseeable future. See "Dividend Policy."

     FORWARD-LOOKING STATEMENTS.   All statements other than statements of
historical fact included in this Prospectus, including without limitation statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding our financial position, business strategy and the plans and objectives of our management for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to our management, identify forward-looking statements. Such forward-looking statements based on the beliefs of our management, as well as assumptions made by and information currently available to the our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "Risk Factors," including but not limited to, fluctuations in future operating results, technological changes or difficulties, management of future growth, expansion of international operations, the risk of errors or failures in our software products, dependence on proprietary technology, competitive factors, risks associated with potential acquisitions, the ability to recruit personnel, the dependence on key personnel, control of us by our present stockholder, absence of a public market and management's discretion in the application of the offering proceeds. Such statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

     RISK OF ERRORS OR FAILURES IN SOFTWARE PRODUCTS. The nature of software is inherently complex. Therefore there is a real possibility of errors, failures or bugs in software. Our products may contain errors, failures or bugs. There are a wide variety of computers and third party software that makes pre-testing for errors, failures and bugs very difficult, time-consuming and expensive. Errors, failures or bugs in our products could result in adverse publicity, product returns, loss of or delay in market acceptance of our products or claims by the customer or others against us.

     RAPID TECHNOLOGICAL CHANGE; NEW VERSIONS AND NEW PRODUCTS. The software markets in which we compete are characterized by rapid technological change, frequent introductions of new products and product enhancements, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. For example, our customers use a wide variety of hardware, software, database and networking platforms and applications. As a result, to gain broad market acceptance, we must continue to support and maintain our products on a variety of such platforms and applications, and extend our product offerings to new platforms, networks and applications. The development of new versions of existing products that are compatible with different operating systems and environments, the Internet, different database systems, and other applications entails significant technical risk. Our future success will depend on our ability to address the changing needs of our customers by developing and introducing enhancements to our products and new products on a timely basis that keep pace with technological developments, evolving industry standards and practices. The success of our products may also depend, in part, on our ability to introduce products which are compatible with the Internet and the World Wide Web. If release dates of future product enhancements or new products are delayed or if these products or enhancements fail to achieve market acceptance when released, our business, operating results and financial condition could be adversely affected.

     DEPENDENCE UPON KEY PERSONNEL. Although we have an experienced and professional executive team and technical staff in place, the loss of certain members of management could have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified technical, marketing and financial personnel.

     CONTROL BY MANAGEMENT AND CURRENT SHAREHOLDERS. Prior to this Offering, our officers owned approximately 4,607,050 of the Company's shares of Common Stock, or 25.7% of the issued and outstanding shares of Common Stock. Accordingly, our present Management should be able to control the Company, elect all of our directors, increase the authorized capital, dissolve, merge or sell all of the assets of the Company, and generally direct the affairs of the Company following completion of this Offering.

     POSSIBLE VOLATILITY OF COMMON STOCK PRICES. There is currently a limited public market for our Common Stock. Although our securities trade on the OTCBB, an investor would, in all likelihood, find it difficult to dispose of, or obtain
quotations for the price of the Common Shares.   In addition, the market price
of our Common Stock may be significantly affected by various factors, including, but not limited to, general economic conditions and conditions specific to the computer software and computer related service industry, any future acquisitions that we may make, and our financial condition. Moreover, the price of our Common Stock may be affected by the significant number of shares of Common Stock outstanding, and the shares underlying outstanding debentures, warrants and options to purchase shares of our Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALES AND POTENTIAL FUTURE DILUTION. Approximately 7,718,190 of the 17,960,915 (see page 5, note 1) shares of Common Stock outstanding as of December 10, 1998 are "restricted securities" which can only be sold by meeting certain requirements. Therefore, some of these shares may be available for public sale. Moreover, there are 1,264,020 shares of Common Stock currently issuable upon exercise of warrants, 100,000 shares of Common Stock currently issuable upon exercise of options and 5,588,029 shares of Common Stock issuable upon conversion of debentures at a conversion rate of $0.24 per share based upon a hypothetical 5 day average closing asked price of $.30. During the respective terms of such securities the holders thereof may be able to purchase shares of Common Stock at prices substantially below the then current market price of our Common Stock, with a resultant dilution in the interests in the existing common stockholders.

     We cannot predict the effect that sales made pursuant to this Prospectus or otherwise may have on the then prevailing market price of our securities, although sales of substantial amounts of shares by existing stockholders, or even potential of such sales, may have an adverse effect on the trading price and market for our securities.

     In addition, the existence of this stock may effect our ability to raise additional financings.

     DISCLOSURE RELATING TO LOW-PRICED STOCKS. Our Common Stock is currently traded on the Over-the-Counter Bulletin Board ("OTCBB"). This imposes certain restrictions on any sale of our securities. Generally, a broker-dealer may not arrange the sale of our Common Stock, unless it is an "established customer" and an "accredited investor" (meaning, in general, institutions with more than $5 million in assets or individuals who either have a net worth of $1 million or an annual income of at least $200,000 or $300,000 jointly with their spouse), unless he has received a written consent to the purchase and has completed a suitability evaluation. This could restrict stockholders' ability to sell these shares.

     In addition, our Common Stock is deemed "penny stock" under the federal securities laws. This requires additional disclosures by any broker-dealer making a sale in the stock. This could also restrict a stockholder's ability to sell these shares.

     YEAR 2000 PROBLEM. We are reviewing our internal computer programs and systems to ensure that they will be Year 2000 compliant. We presently believe that our computer systems will be Year 2000 compliant in a timely manner. However, while the estimated cost of these efforts are not expected to be material to our financial position or any year's results of operations, this can not be assured. In addition, we cannot predict the effect of the Year 2000 problem on the vendors, customers and other entities with which we transact business, or with whose products our products interact and there can be no assurance that the effect of the Year 2000 problem on such entities will not have a material adverse effect on our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     For all of these reasons, and others set forth below, any purchase of these securities involves a high degree of risk. You should carefully read and consider all of the information in this document before making a decision to purchase. Any purchaser of these securities should be in a position to lose his investment without significant financial harm.

                                 THE RESCISSION OFFER

                                      BACKGROUND

     On January 26, 1998, the Company sold 444,445 shares of Common Stock (the "Rescission Securities") to purchasers in a private offering (the "Rescission Offerees"). The Rescission Securities were sold to the Rescission Offerees in order to provide the Company with working capital.
The Rescission Securities, as well as other shares sold, were not registered under the 1933 Act or the securities laws of any state, therefore, the Rescission Offerees, as well as other purchasers may have the right under the 1933 Act and applicable state securities laws to rescind their purchases of the Rescission Securities to the extent an exemption from registration was not available. The Company estimates that if all Rescission Offerees accept the Rescission Offer, the Company would pay approximately $100,000, exclusive of interest, to repurchase all of the Rescission Securities. In the event that all Rescission Offerees and/or other purchasers, tender their shares, the Company will seek financing either through conducting a private placement of securities or through some type of leveraged financing secured by the Company's fixed assets. There can be no assurance that the Company will be successful in conducting a private placement of its securities or that it will obtain other financing.

                       LEGAL RIGHTS OF RESCISSION OFFEREES AND
                    CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE.

     Under federal and state securities laws, the sale of securities, such as the Rescission Securities, must either be registered or exempt from registration. Absent the availability of an exemption from registration, the sale of securities in an unregistered transaction is a violation of federal and state securities laws; the purchaser's remedy for this violation is to bring an action against the seller for rescission within the period specified under the applicable statute of limitations. If successful, a purchaser would receive the price paid for the security plus interest at the statutory rate less any distributions made with respect to the security or, if the purchaser previously sold the security, the purchaser would receive the price paid for the security plus interest at the statutory rate less the proceeds received upon sale. Under federal law, an action for rescission must be brought within one year of the issuance of the shares in violation of the registration provisions, but in no event more than three years after the shares were offered to investors. State statutes of limitation vary.

     The Company is making the Rescission Offer in an attempt to insulate the Company from future civil liability for rescission. Under many state statutes, the Rescission Offer, if carried out in compliance with the applicable statutes, extinguishes civil liability for rescission, regardless of whether the Rescission Offer is accepted.

     To the extent claims are not time-barred, the Company may not be able to insulate itself from liability under federal securities laws because the SEC has taken the position that liability under federal law is not avoided because a potentially liable person makes a registered rescission offer. Rescission Offerees should be aware, however, that because the Company, pursuant to the Rescission Offer, is unconditionally offering to Rescission Offerees exactly what they could receive in an action for rescission, under relevant case law there is authority that suggests that Rescission

Offerees may be estopped from bringing any future claim for rescission. The Company expects to defend any future action for rescission on this basis. Alternatively, there is some authority that holds that Rescission Offerees may be deemed to have released the Company from future liability. In any event, Rescission Offerees who subsequently bring a rescission action may be limited in their recovery to no more than they would have received had they accepted the Rescission Offer. Thus, a Rescission Offeree who accepts the Rescission Offer may retain a federal cause of action but may not be entitled to additional damages and, in the view of the SEC, a Rescission Offeree who does not accept the Rescission Offer may retain a federal cause of action for rescission but any action may be subject to the defenses described above. In addition, in making a decision to accept or reject the Rescission Offer, Rescission Offerees should be cognizant of the statute of limitations and the possibility that the Company may claim that an exemption from registration was available with respect to a given sale of Rescission Securities.

     Rescission Offerees should also be aware that if they successfully allege that a material misrepresentation or omission occurred in connection with the sale of the Rescission Securities, they may have additional causes of action with respect to the sale of the Rescission Securities under the antifraud provisions of state and federal securities laws. If a material misrepresentation of fact or omission of fact occurred in connection with the sale of the Rescission Securities, causes of action for common law fraud may also exist.

                                   TAX CONSEQUENCES

     The federal income tax consequences of accepting the Rescission Offer are uncertain, and the consequences to each Rescission Offeree will depend, in part, on the circumstances and status of the Rescission Offeree. Generally, Rescission Offerees who transfer their Rescission Securities to the Company in exchange for the price paid by the Rescission Offeree for the Rescission Securities, plus interest at the statutory rate, less any distributions with respect to the Rescission Securities, will realize gain equal to the excess of
(a) the aggregate amount paid by the Company to the Rescission Offeree for the Rescission Securities, over (b) the price originally paid by the Rescission Offeree for such securities. If the Rescission Offeree previously sold the Rescission Securities, the Rescission Offeree who accepts the Rescission Offer will realize gain in an amount equal to the aggregate amount paid by the Company to the Rescission Offeree.

     Any gain realized as a result of accepting the Rescission Offer must be recognized. There is no direct authority, however, regarding the character of the gain for federal income tax purposes. Nevertheless, under general federal income tax principles, Rescission Offerees who hold their Rescission Securities as a capital asset on the date of the exchange (or, in the case of a prior sale of Rescission Securities, Rescission Offerees who held their Rescission Securities as a capital asset on the date of the prior sale or exchange), should be entitled to report gain recognized as a result of accepting the Rescission Offer as a distribution in redemption of, or in exchange for, the Rescission Securities, subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986, as amended.

     This discussion concerning certain federal income tax matters does not address all potentially relevant federal income tax matters, or the consequences to persons who, because of their circumstances or status are subject to special federal income tax treatment. The discussion does not address state, local or foreign tax issues, and is not intended as tax advice to any person. Consequently, RESCISSION OFFEREES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF ACCEPTING THE RESCISSION OFFER, INCLUDING TAX REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY CHANGES IN THE TAX LAWS.

                                   RESCISSION OFFER

     The Company hereby offers the Rescission Offerees the right to rescind their purchases of the Rescission Securities. Rescission Offerees who accept the Rescission Offer shall be entitled to exchange their Rescission Securities for cash in the amount of the price paid, plus simple interest at the rate of 9% per annum, from the date the Rescission Securities were purchased, less the amount of any income or distributions in cash or kind, received on the Rescission Securities. Rescission Offerees who accept the Rescission Offer but disposed of their Rescission Securities at a price less than the original purchase price paid to the Company are entitled to receive cash in the amount of such difference, plus simple interest at the rate of 9% per annum on the difference from the date of disposition.

     The Rescission Offer will terminate at 5:00 p.m. local time, New York, New York on _______________, 1999 (the "Rescission Expiration Date"). Accordingly, Rescission Offerees will have twenty (20) business days to respond to the Rescission Offer. Rescission Offerees who have not previously disposed of their Rescission Securities may accept the Rescission Offer only by completing the Rescission Agreement accompanying this Prospectus as Attachment A and returning it to the Company by 5:00 p.m. on the Rescission Expiration Date, together with the certificates and documents evidencing the Rescission Securities, as adjusted to give effect to any distributions paid with respect to such Rescission Securities, properly endorsed for transfer. Rescission Offerees who have previously disposed of their Rescission Securities may accept the Rescission Offer only by completing the Rescission Agreement accompanying this Prospectus and returning it to the Company by 5:00 p.m. on the Rescission Expiration Date.

     Any Rescission Offeree who fails to return a signed Rescission Agreement or, if required, fails to tender the Rescission Securities by the Rescission Offer Expiration Date shall be deemed to have rejected the Rescission Offer.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Rescission Agreement will be determined by the Company, which determination will be final and binding. The Company reserves the absolute right to reject any or all Rescission Agreements not properly completed or if their acceptance, in the opinion of the counsel to the Company, would be unlawful. The Company also reserves the right to waive any irregularity in the Rescission

Agreement. The Company's interpretation of the terms and conditions of the Rescission Agreement (including the instructions in the Rescission Agreement) shall be final and binding. The Company shall not be under any duty to give notification of defects in connection with Rescission Agreements or incur any liability for failure to give such information.

     Upon the terms and subject to the conditions of the Rescission Offer, payment of the purchase price and interest to Rescission Offerees who elect to rescind will be made as soon as practicable after receipt by the Company of the Rescission Agreement and the certificates and/or documents evidencing the Rescission Securities.

     Rescission Offerees who elect not to accept the Rescission Offer need not submit a response to the Rescission Offer. Rescission Offerees who do not respond to the Rescission Offer will continue to be the owners of the Rescission Securities and will hold Rescission Securities subject to the restrictions which were in effect at the time of their issuance.


                                   USE OF PROCEEDS

     The Company will not receive the proceeds from sales of Common Stock
offered hereby.   However, the Company expects to use the proceeds from the
exercise of the Warrants and Options for working capital, to repurchase the Recission Securities and other general corporate purposes.

                             MARKET FOR COMMON STOCK AND
                             RELATED STOCKHOLDERS MATTERS

     The Company's Common Stock is traded on the OTCBB under the symbol "TPII". The following table sets forth, the high and low bid prices of the Common Stock for the periods shown as reported by the National Quotation Bureau. The bid prices quoted on the OTCBB reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                            HIGH BID  LOW BID

     FISCAL YEAR ENDED JULY 31, 1997
     First Quarter (August 21, 1996 to October 31, 1996)     $4.78     2.63
     Second Quarter (November 1, 1996 to January 31, 1997)    3.19     0.56
     Third Quarter (February 1, 1997 to April 30, 1997)       1.06     0.63
     Fourth Quarter (May 1, 1997 to July 31, 1997)            1.22     0.69

     FISCAL YEAR ENDED JULY 31, 1998
     First Quarter (August 1, 1997 to October 31, 1997)       0.75     0.30
     Second Quarter (November 1, 1997 to January 31, 1998)    0.75     0.38
     Third Quarter (February 1, 1998 to April 30, 1998)       2.19     0.28
     Fourth Quarter (May 1, 1998 to July 31, 1998)            1.75     0.75

     FISCAL YEAR ENDED JULY 31, 1999
     First Quarter (August 1, 1998 to October 31, 1998)       0.78     0.22
     Second Quarter (November 1, 1998 to December 9, 1998)    0.45     0.28


     On December 10, 1998, there were approximately 144 holders of record of Common Stock.

     Since the Company's inception it has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

                                    CAPITALIZATION

     The following table sets forth the capitalization of the Company at July 31, 1998 and as adjusted to give effect to the exercise of Warrants and Options.

                                                                    As
Long Term Debt:                              July 31,1998(1)    Adjusted(2)
                                               -----------      -----------

Loan payable-bank, net of current maturities   $ 1,049,590        1,049,590
                                               -----------      -----------

Stockholders' Equity (Deficiency):

       Common Stock - $.001 par value;
       authorized 50,000,000 shares; shares
       issued and outstanding 16,186,628
       at July 31, 1998 and 17,450,648,
       as adjusted                                  16,187           17,451

     Preferred Stock - $.001 par value;
       authorized 5,000,000, none issued                --               --

     Additional paid-in capital                  6,266,719        7,215,353
     Deficit accumulated during the
       development stage                        (7,085,089)      (7,085,089)
     Cumulative foreign currency
       translation adjustments                     (33,851)         (33,851)
                                               -----------      -----------

     Total Stockholders' Equity (Deficiency)      (836,034)         113,864
                                               -----------      -----------

     Total Capitalization                          213,556        1,163,454

(1) Does not include 1,264,020 shares issuable upon exercise of outstanding Warrants, 5,588,029 shares issuable upon conversion of outstanding Debentures, 800,000 shares issuable upon conversion of interest, 2,083,333 shares issuable upon the closing and conversion of $500,000 of Debentures yet to be issued or 277,778 shares issuable upon exercise of warrants issuable on the closing of $500,000 of Debentures.

(2) Gives effect to the issuance of 1,264,020 shares of Common Stock upon exercise of the Warrants and 100,000 shares of Common Stock issuable upon exercise of Options for proceeds of $949,898. The exercise price of the Options is $.50. The exercise price of the Warrants range from $.36 to $1.99. Does not include 5,588,029 shares issuable upon conversion of Debentures, 800,000 shares issuable upon conversion of interest, 2,083,333 shares issuable upon the closing and conversion of $500,000 of

Debentures yet to be issued or 277,778 shares issuable upon exercise of warrants issuable on the closing of $500,000 of Debentures.

                                   DIVIDEND POLICY

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.


                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's audited financial statements as of July 31, 1998 and for the period from April 1, 1996 (date of incorporation) to July 31, 1997 (the "1997 Fiscal Period") and for the year ended July 31, 1998 ("Fiscal 1998") and the notes thereto, all of which financial statements are included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     Results of Operations for the period April 1, 1996 (date of incorporation) to July 31, 1996 were not material. Accordingly, the Company has reported results of operations for the 16-month 1997 Fiscal Period. Operations actually commenced in October of 1996 when the Company moved into a permanent facility.

NET LOSSES

     For the year ended July 31, 1998, the Company incurred a net loss of $4,300,553. For the 1997 Fiscal Period the Company incurred a net loss of $2,784,536. Cumulative losses from April 1, 1996 through July 31, 1998 (the "Development Period") were $7,085,089. Explanations of these results are set forth below. The Company expects to continue to incur operating losses until such time, if ever, as it generates substantial revenues from the performance of its service offerings.

REVENUE

     For Fiscal 1998 and the 1997 Fiscal Period the Company's revenue were $877,198 and $47,317, respectively. Cumulative revenue during the Development Period was $924,515. During Fiscal 1998, the Company saw continuing gains in the Groupware business and recording of its first Year 2000 revenue. Conversion Services, the Company's core business, accounted for $96,492, or 11%, of gross revenue during Fiscal 1998, as compared to $19,533, or 41%, for the 1997 Fiscal Period.

     The Company expects to generate revenue from (a) the performance of (i) transformation services for end-users of IBM midrange computing systems and application software development services related to client/server migration; (ii) Year 2000 consulting, analysis, remediation and training services; and (iii) groupware services, consisting primarily of the performance of application software development services relating to Lotus Notes and ICC products and related instructional services; and (b) the licensing of the Company's proprietary software and ICC software products. The Company is not able to project the amount or proportion of revenue expected to be received from each of the foregoing activities as the Company has not offered each of its services for a sufficient period of time to have such knowledge.

     During the autumn of 1996, the Company positioned itself to market transformation services utilizing the Company's client/server migration software, targeting the IBM mid-range computer market. In this connection, the Company planned to enhance its client/server migration software in the 1997 Fiscal Period. Such plan received less attention during such period as the Company directed its attention to the opportunity presented by the demand for the Year 2000 remediation services. Because of the scope of the Year 2000 problem and the significant dollar volumes which were expected to be expended by users of information technology to remediate the problem, the Company shifted its marketing and sales efforts to promoting Year 2000 remediation services. The Company has negotiated relationships with a vendor of Year 2000 software conversion tools and a company providing computer hardware assessment services to support these efforts. By April 1997, the Company was offering Year 2000 remediation services. The Company has entered into agreements with Canadian and United States sales representation companies to implement the Company's marketing and sales strategies. During Fiscal 1998, approximately $385,967, or 44%, of the Company's revenues were derived from Year 2000 services. Currently, the Company is bidding on Year 2000 remediation projects ranging in size from $100,000 to $1,000,000. There can be no assurance that the Company will enter into any additional contracts with respect to any of such projects.

EXPENSES

     The Company is in the development stage and since April 1, 1996 has incurred costs relating to the start up of operations, such as the costs of raising capital, establishing a facility, recruiting personnel, acquiring and installing furniture and equipment, acquiring development and accounting software, developing its client/server migration software, marketing and sales efforts.

     For Fiscal 1998 and the 1997 Fiscal Period, cost of consulting services accounted for $1,314,356 and $11,271, respectively. The cumulative cost of consulting services for the Development Period accounted for $1,325,627, or 19% of total operating expenses. The Company anticipates managed growth in this area as people are added to satisfy consulting services provided to our customers. As the employment market has become more competitive as the result of channeling human resources toward the Year 2000 problem, the Company has had to pay a premium for skilled consultants and engineers. These consulting services have been allocated to projects in which the Company has signed contracts.

     Cost of software transformation services accounted for $1,107,208 and $192,729 of total expenses for Fiscal 1998 and the 1997 Fiscal Period, respectively. The cumulative cost of software transformation services for the Development Period was $1,299,937 or 18% of total operating expenses. The Company added approximately two people to this area during Fiscal 1998. Future growth will depend on the volume of transformation services and year 2000 remediation services being provided by the Company.

     Software development costs accounted for $35,197 and $218,212 during Fiscal 1998 and the 1997 Fiscal Period, respectively. The cumulative amount of software development costs incurred during the Development Period amounted to $253,409, or 4% of total operating expenses. Software development costs decreased during Fiscal 1998 due to the Company's shift in focus to the selling and reselling of completed products. The Company intends to continue to incur software development costs to enable it to offer client/server migration services, which targets a broad range of client/server systems. The cost of software development is expected to increase as the Company seeks to further develop and enhance its client/server software. The Company believes that development of translators to transform application source code from any type of machine language to a format useable on any client/server system will serve as the benchmark of the Company's ability to respond effectively to end-user requirements. The Company relates the variable cost of consulting services, transformation services and software developments to revenues. The Company believes that, as a percentage of revenues, these costs will vary due to the nature of the project and the specific services required to satisfy customer requirements. The Company anticipates that revenues based on a mature service offering (e.g. client/server migration services) will yield a higher profit margin, while Year 2000 remediation and groupware development projects may require a higher degree of manpower and travel costs. Transformation services and Year 2000 remediation services are based on the number of LOC to be processed or repaired, while consulting and application software development services are provided on time and materials basis to assure profitability.

     General and administrative expense accounted for $1,871,105 of expenses for Fiscal 1998 compared to $874,425 for the 1997 Fiscal Period. The cumulative amount of general and administrative expenses incurred during the Development Period amounted to $2,745,530, or 38% of total operating expenses. General and administrative expenses consisted primarily of salaries and benefits, consulting fees, travel, investor and public relations, office and equipment rents, professional services, office and telephone expenses. During Fiscal 1998, the Company incurred significant costs related to the registration of its Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended. Such status may increase professional fees significantly and the cost of investor relations may increase as reports and other investor information are required to be filed with the SEC or otherwise made publicly available. The Company anticipates that general and administrative expense (as percentage of total costs and expenses) will decline as the Company's operations expand.

     During Fiscal 1998 the Company incurred two unusual expenses. The first was the settlement of an outstanding issue regarding the distribution of additional shares of the Company to Jaford

Holdings Limited ("Jaford") in relation to software marketing rights. The Company elected to pay $259,500 in cash to settle the dispute. In turn, the Company received full release from Jaford with no further exposure to the Company. In the second instance, the Company negotiated an out of court settlement with IBS Conversions, Inc. ("IBS") concerning an outstanding lawsuit filed by IBS with the District Court of Illinois. The Settlement Agreement called for the payment of approximately $90,000 to IBS over a period of six months. In return, the Company received full release from IBS of any future claims.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its activities during the Development Period primarily from the net proceeds of private placements of its securities and, to a lesser extent, from cash flow from operations and the proceeds of two bank loans. The outstanding principal balance of the loans was approximately $1,400,000 at July 31, 1998. The bank loans bear interest at an annual rate equal to 2.5% over the bank prime rate of interest ( the current Canadian Prime rate is 7.5%, therefore the Company is paying interest at the rate of 10%) in effect from time to time, while the debentures bear interest at 6%. Repayment of the loans, together with interest thereon, is secured by a lien on substantially all of the assets of the Company and the Company's executive officers and directors guarantee repayment of the loans.

     At July 31, 1998, the Company had a deficit accumulated during the Development Period of $7,085,089, current assets of $589,930, total liabilities of $1,699,649 and available cash of $150,687. During Fiscal 1998, the Company issued convertible debentures with two private placement investors sponsored by Thomson Kernaghan a registered broker dealer. The convertible debt will require the issuance of common stock at date of conversion, not cash resources of the Company. The Company will continue to raise capital through these vehicles to fund operating activities and other capital requirements. Failure to obtain such equity capital could have a material adverse impact on the Company's ability to expand its operations. There can be no assurance that equity capital will be available to the Company on acceptable terms or at all. In addition, the Company's auditors, in their report on the Company's financial statements as of July 31, 1998 and for the period then ended, have expressed substantial doubt as to the Company's ability to continue as a going concern.

     In addition, implementation of the Company's business plan requires capital resources substantially greater than those currently available to the Company. The Company may determine, depending on the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances expansion through the issuance of additional equity securities, any such issuance would result in dilution of the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities to finance expansion activities, it will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay the principal of, and interest on, any such indebtedness.

     On January 26, 1998, TPI made an offering of 444,445 shares of Common Stock for $99,629 ($.22 a share). The offering was made in Canada pursuant to the claim of exemption under Rule 504 under the Securities Act. The offering appears to exceed the limitation of said Rule of a maximum of $1 million in any one year period. The Company may have additional liability to other purchasers of unregistered securities. The closing market for TPI Common Stock on December 9, 1998 was $.38. The potential contingent liability for such sales is approximately $100,000, however, to the extent that the sale price of the Common Stock exceeds the offering prices set forth above, there is no ascertainable liability to the Company.

     The Company has no current arrangements with respect to, or sources of, additional financing, and it is not contemplated that its existing stockholders will provide any portion of the Company's future financing requirements. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. The inability of the Company to obtain financing when needed will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

YEAR 2000 ISSUES

BACKGROUND.  Some computers, software, and other equipment include programming
code in which calendar year data is abbreviated to only two digits.   As a
result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000 Problem."

ASSESSMENT. The Year 2000 Problem could affect computers, software, and other equipment used, operated, or maintained by the Company. Accordingly, the Company is reviewing its internal computer programs and systems to ensure that the programs and systems will be Year 2000 compliant. The Company presently believes that its computer systems will be Year 2000 compliant in a timely manner. However, while the estimated cost of these efforts are not expected to be material to the Company's financial position or any year's results of operations, there can be no assurance to this effect.

     The Company has obtained certification of its processes to assess Year 2000 Problems from the Information Technology Association of Canada (ITAC). Because the Company's business involves software development, the Company has not sought further verification or validation by independent third parties of its corrections of Year 2000 Problems. However, the Company's Year 2000 project team is reviewing the Company's project plans and monitoring progress against those plans.

SOFTWARE SOLD TO CONSUMERS. The Company believes that it has substantially identified and resolved all potential Year 2000 Problems with any of the software products, which it develops and markets. However, management also believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting the Company's software products have been identified or corrected due to complexity of these products and the fact that these products interact with other third party vendor products and operate on computer systems which are not under the Company's control.

INTERNAL INFRASTRUCTURE. The Company believes that it has identified substantially all of the major computers, software applications, and related equipment used in connection with its internal operations that must be modified, upgraded, or replaced to minimize the possibility of a material disruption to its business. The Company has commenced the process of modifying, upgrading, and replacing major systems that have been identified as adversely affected, and expects to complete this process before the end of 1998.

SYSTEMS OTHER THAN INFORMATION TECHNOLOGY SYSTEMS.   In addition to computers
and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 Problem. The Company is currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on its office and facilities equipment.

     The Company estimates the total cost to the Company of completing any required modifications, upgrades, or replacements of these internal systems will not have a material adverse effect on the Company's business or results of operations. This estimate is being monitored and will be revised as additional information becomes available.

SUPPLIERS. The Company has initiated communications with third party suppliers of the major computers, software, and other equipment used, operated, or maintained by the Company to identify and, to the extent possible, to resolve issues involving the Year 2000 Problem. However, the Company has limited or no control over the actions of these third party suppliers. Thus, while the Company expects that it will be able to resolve any significant Year 2000 Problems with these systems, there can be no assurance that these suppliers will resolve any or all Year 2000 Problems with these systems before the occurrence of a material disruption to the business of the Company or any of its customers. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on the Company's business, financial condition, and results of operation.

MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS. The Company expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business operations. However, management believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting the Company have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, one cannot accurately predict how many Year 2000 Problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. As a result, management expects that the Company could likely suffer the following consequences:

     1. a significant number of operational inconveniences and inefficiencies for the Company and its clients that may divert management's time and attention and financial and human resources from its ordinary business activities; and

     2. a lesser number of serious system failures that may require significant efforts by the Company or its clients to prevent or alleviate material business disruptions.

CONTINGENCY PLANS. The Company is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. The Company expects to complete its contingency plans by the end of 1998. Depending on the systems affected, these plans could include accelerated replacement of affected equipment or software, short to medium-term use of backup equipment and software, increased work hours for Company personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems that arise or to provide manual workarounds for information systems, and similar approaches. If the Company is required to implement any of these contingency plans, it could have a material adverse effect on the Company's financial condition and results of operations.

Based on the activities described above, the Company does not believe that the Year 2000 Problem will have a material adverse effect on the Company's business or results of operations.

DISCLAIMER. The discussion of the Company's efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements. The Company's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.


INFLATION

     The Company believes that the impact of inflation and changing prices on its operations since commencement of operations has been negligible.


SEASONALITY

     The Company does not deem its revenues to be seasonal. Nevertheless revenues may be affected by the budgeting practices of corporate end-users of IT. Such companies tend to make IT expenditures early in their fiscal year, when new budgets have been approved, or late in their fiscal year, to protect previously budgeted expenditures. In addition, the performance of Year 2000 remediation services may reduce the amount of revenues the Company would otherwise generate from the performance of client/server migration services and affect the Company's ability to service such business. The Company believes that the potential reduction of client/server migration revenues will be more than offset by revenues generated by the performance of Year 2000 remediation services and the opportunity to cross-sell other services to consumers.

                                       BUSINESS

     In April 1996, Messrs. Paul G. Mighton, Gary G. McCann and Vladimir Stepanoff (the "Founders") caused Transformation Processing Inc. ("TPI-Ontario") to be incorporated under the laws of the Province of Ontario, Canada. The purpose of TPI-Ontario was to provide computer related services using computer software that incorporated software technology previously developed by Mr. Stepanoff. In July 1996, Mr. Stepanoff assigned his rights to a copyright covering that software technology to TPI-Ontario in exchange for a one-third interest in TPI-Ontario. The Company recorded software marketing rights at the fair value of the shares of Common Stock and notes issued to unrelated third parties, in order to obtain certain rights from these parties.

     On August 20, 1996 (the "Closing Date"), the Founders, as holders of all of the outstanding Common Stock of TPI-Ontario, entered into an agreement with Samuel Hamann Graphix, Inc., a Nevada corporation ("SHG-Nevada"), whereby the Founders exchanged their shares of TPI-Ontario for an aggregate of 5,901,050 shares of the Common Stock of SHG-Nevada. As a result of this transaction, which was accounted for as a reverse acquisition (the "Reverse Acquisition"), TPI-Ontario became a wholly owned subsidiary of SHG-Nevada and the Founders acquired control of SHG-Nevada. On the date of the Reverse Acquisition, SHG-Nevada had not conducted any business operations.

     SHG-Nevada was incorporated on August 7,1996, and had been formed for the purpose of merging with and into Samuel Hamann Graphix, Inc. ("SHG-California"), a California corporation with publically traded shares, with SHG-Nevada as the surviving entity, in order to change the domicile of SHG-California from California to Nevada (the "Merger"). On the Closing Date the Founders were informed, and subsequent inquiry revealed, that although SHG-California and SHG-Nevada had entered into an agreement and plan of merger, dated August 14, 1996 (the "Merger Agreement"), the Merger Agreement stipulated that the Merger would not be effective until approval of the Merger Agreement by the parties and the filing of articles of merger with the Secretary of State of the State of Nevada. While the Merger Agreement had apparently been approved by both parties, the articles of merger had not been filed with the State of Nevada nor had articles of merger been filed with the State of California, as stipulated by California law. In order to effect the merger of TPI-Ontario into SHG-Nevada, the Merger had to be completed by making the required filings. Those filings were made in July 1997.

     In March 1997, SHG-Nevada amended its articles of incorporation to change its name to Transformation Processing Inc. ("TPI"). In February 1998, TPI merged its wholly-owned subsidiary, TPI-Ontario, into TPI with TPI as the surviving entity. In June 1998, TPI finalized the merger with SHG-California, merging it into TPI with TPI as the surviving entity.

     The Company is a development stage company. The Company's business consists of providing computer-related services to corporate customers in Canada and the United States. The Company currently groups the services it offers as follows: client/server migration services, year 2000 ("Year 2000") remediation services and groupware services.

     CLIENT/SERVER MIGRATION SERVICES. The Company has developed software for the automatic migration of "legacy" computer application source code and data used on past and current IBM "mid-range" computers (often referred to as "minicomputers," as compared to desktop or microcomputers) to a format compatible with a wide range of open "client/server" computing systems from various manufacturers. A client/server system is a network consisting of a "server" computer and one or more "client" computers in which processing, data storage and accessibility to data bases are shared among the individual computers comprising the network. The Company provides transformation services, utilizing the Company's migration software, and support services to end-users seeking to transform their closed proprietary systems to open client/server systems.

     BACKGROUND. Historically, the information technology ("IT") industry has lacked consistent industry standards. Major vendors of computer hardware and software products designed and sold proprietary products, which often were not compatible with those offered by other vendors. This had the effect of locking customers into a line of products offered by a single vendor controlled by a small number of specialized employees, which made changing to a competitive vendor, or the mixing and matching of products from a variety of vendors, extremely difficult or impossible. Over time, the inability of most computer manufacturers to provide all the software necessary to keep pace with the evolution of technology led to the adoption of cross-industry standard software and the advent of enterprise-wide "open" networks. These industry changes, combined with the demand for more competitive and cost effective systems, have caused a shift from the older proprietary systems (known as "legacy systems" in IT terminology) to open, client/server systems. The Company believes that the management of most large business organizations will migrate a substantial portion of their existing application software to client/server systems, because such systems are recognized as the best IT infrastructure for current business realities and objectives. International Data Corporation, an IT industry analyst, predicts that, in one form or another, 85% of application software will be client/server enabled by the Year 2010.

     The Company believes that most corporate information still resides on closed legacy systems, consisting of a centralized "mainframe" or mid-range computer and a group of remote "dumb" terminals (i.e., a keyboard and monitor having no local processing power, used to enter data into the central computer). Closed mainframe systems usually utilize MVS operating systems developed by IBM and "external binary coded decimal interchange code" computer languages to store and retrieve data. These types of older computer languages do not comply with the American Standard Code for Information Interchange ("ASCII," pronounced "Ask-Key"), a computer code which is the international standard for client/server systems. As compared to the newer open systems, legacy systems require a great deal of expertise to access, do not facilitate information sharing, are slow to access and are increasingly expensive to maintain. Users that decide to migrate to open client/server systems are faced with the problem that a significant percentage (the Company believes as much as 80%) of the proprietary code in existing application and data files is incompatible with the new open systems. Large organizations usually have many different types of computers utilizing many different operating systems and languages and different sets of data bases and files. The rapid deployment of client/server systems and desktop computers, which utilize

Windows NT-Registered Trademark-, Windows 95-Registered Trademark-, Windows 3.x-Registered Trademark-, Novell NetWare -Registered Trademark- and OS/2-Registered Trademark- operating systems and languages, has created a communications barrier between mainframe computers operating on MVS and mid-range computers utilizing UNIX-Registered Trademark-, AS/400-Registered Trademark- and DEC operating systems, on the one hand, and client/server networks utilizing desktop computers, on the other. The Company believes that the ability of users to access mainframe and mid-range computer data and files has become a critical factor in an organization's daily operations. Different computing systems (and operating systems) must be able to communicate with each other.

     A complete re-write of legacy code for a mainframe computing system usually requires the transformation of millions of lines of code ("LOC"). A single computer programmer is generally capable of rewriting about 10 LOC per day, making this approach time-consuming, financially impracticable and lacking any degree of certainty of achieving a high-quality product.

     The Company believes that a large market has developed for software services which will enable mainframe and midrange computers to seamlessly connect to client/server systems. Existing applications and data that are important to an organization's operations must be transformed to a format that is compatible with the new open systems. Accordingly, there is a demand for transformation services that will automatically migrate a user's critical applications and data currently residing in legacy code, into code that is compatible with the new open client/servers systems.

     Traditional approaches to migration software have included "emulation"(sometimes called "re-hosting") and "conversion." Emulation moves application code and data to a new hardware system by simulating the original legacy environment by hardware or software means. Under the emulation approach, data is only accessible through legacy logic and, in essence, the new hardware simply mimics the old hardware. The conversion method essentially converts one legacy computer language to another (e.g. "RPG" to "COBOL") and runs in the same fashion as the original system with few architectural improvements or new benefits to the end-user. The Company believes that the emulation and conversion methods have been generally found to be unsatisfactory in meeting corporate objectives.

     SERVICES OFFERED. The Company offers transformation services which enable companies to automatically migrate legacy application programs and data to any open system environment, using technology which the Company believes to be superior to that which is used in the emulation and conversion methods. The Company's software disassembles existing application source code at the operating system level, then automatically translates and reassembles the code so as to be useable in an open system environment.

     The Company's current migration software, the "TRANSFORM SERIES-TM-"addresses the largest segment of the mid-range computer system market, the IBM mid-range computer market (having an "installed-base" of over 500,000 (installations) and includes TRANSFORM/3X-TM-, which addresses the IBM System 34 and System 36 market, and the TRANSFORM/400-TM-, which addresses the IBM System 38 and IBM AS/400 market.
Each of TPI's migration programs encompasses a battery of automatic code translators which transform legacy application source code into machine-independent code-components, except that certain application software functions originally coded for particular functions, such as telecommunications, graphics and office automation functions, may require manual adjustment and/or redesign of the program. Software that has been automatically transformed using the applicable Transform Series program and any software required to be manually transformed must be integrated to assure that the automatically converted software and the manually transformed software will function as a whole (the "Transformed Software"). The Transformed Software will only execute on a customer's client/server system in conjunction with the Company's software function support products, offered under the trademark ORB/400-TM (also known as "Deployment Products"). The Deployment Products consist of software that permits Transformed Software to execute on the "server" computer ("Server Software") and software that permits users of the "client" computers to access Transformed Software available on the server computer ("Client Software").

     The Company typically provides transformation and support services pursuant to a software conversion agreement. Such agreement provides that the Company will use its migration software to automatically transform the customer's legacy source code to a format that can be used by the customer's client/server system and, if necessary, will manually transform ("rewrite") any of the customer's legacy code that cannot be automatically transformed using the migration software. The customer has the option to separately perform manual transformation. If the customer elects this option, the Company disclaims responsibility for the integration of the automatically transformed software and the rewritten software.

     The pricing of software conversion agreements is dependent on the number of Lines of Code ("LOC") to be converted. In the conversion process, there are three fundamental components. First is project scoping or assessment, secondly the translation phase and the final component is the testing and implementation phase. The Company provides assessments to customers on a fixed price basis. The assessment phase is priced according to the scope of the environment. A typical system size would be in the area of 1,500,000 LOC priced at $10,000 to $20,000. The Company has completed several assessments priced in this range.

     Price proposals have been issued to numerous companies on the translation phase. This pricing is done on a price per LOC. The Company's pricing in this phase of a project will range between $0.50 to $0.70 per line of code. Although the Company has not provided pricing to the market as it relates to the testing phase, this area is typically priced on a time and materials basis. The median gross amount payable under a typical software conversion agreement for an IBM System 36 or AS/400 System would be approximately $500,000. Sales to smaller sites will range from $100,000 to $200,000 and larger agreements are expected to range from $700,000 to $1 million range. There can be no assurance that the Company will be able to price such agreements as anticipated.

     The Deployment Products are made available to a customer pursuant to the software conversion agreement with such customer, provided the customer has executed the Company's form of Deployment Product license agreement, which licenses the customer to install one copy of the Server Software on its server computer and to install a specified number of copies of the Client Software on its client computers. A customer may install the Deployment Products on more than one computer system provided it executes a separate license agreement for each such computer system. Each license agreement provides for the payment of a one-time license fee and annual maintenance fees.

     Software support services, consisting of advice and assistance in the use of the Transformed Software and the Deployment Products and the correction of defects in the execution of such software, are available under each software conversion agreement by telephone without additional charge during the 90 days following delivery of the Transformed Software to the customer. Thereafter, support services are provided without additional charge so long as the annual maintenance fees under the applicable license agreement are current. Otherwise, customers requesting support services are charged TPI's applicable hourly rate for professional services.

     The Company also offers other professional services in connection with a customer's migration from a legacy system to a client/server system, including consulting services to assist in the selection of the optimum client/server environment and/or the implementation of a physical assets (computer hardware)management system; education as to client/server systems; and network and software skills training. These additional services are provided under the Company's form of professional services agreement either at the Company's applicable hourly rates for such services or a negotiated fee. Also, see "GROUPWARE SERVICES" below.

     BUSINESS STRATEGY. While the Company is offering its transformation and support services directly to end-users, the Company believes that the largest percentage of its revenues will be generated by providing transformation services to IT vendors in the hardware, database and application software sectors of the IT industry ("IT Vendors"). Such IT Vendors have many strategic partners who can enhance their revenue potential by utilizing the Company's services to facilitate end-user migration to, and the installation of, their products.

     To implement this strategy, TPI plans to negotiate formal strategic alliances with important IT Vendors having a vested interest in the migration from IBM mid-range computer systems; to perform technology reviews with such IT Vendors; participate in the first migration project with each such IT
Vendor; and gain access to, and acceptance from, strategic partners of such IT Vendors by seeking to successfully complete each such project. There can be no assurance that TPI will be able to successfully implement this strategy or that the implementation of such strategy will generate significant revenues or income.

     As discussed above, TPI's current transformation services address the IBM mid-range computing device marketplace. The Company expects this marketplace to be large enough to sustain TPI's business objectives for many years to come. However, to assure long-term growth,

TPI will have to enter the transformation processing market for mainframe computing systems. The offering of services to facilitate migration from mainframe systems would increase TPI's market. Currently, TPI plans to enter this market by identifying the best software migration toolsets developed by third parties and seeking to obtain licenses to either use such software to perform transformation services for mainframe customers and/or to customize and remarket such toolsets to mainframe customers. The Company has identified several such software tools and is assessing their viability.

     MARKETING AND SALES. The following factors will assist the Company to implement its business strategy:

          (a) customer demand to move toward client/server systems appears to the Company to be strong and customer awareness of the Year 2000 problem has focused attention on the need to address problems inherent in legacy systems (see "YEAR 2000 REMEDIATION SERVICES," below);

          (b) the Company believes, based on its knowledge of the industry, that no competitor's migration software transforms legacy code to a client/server format in as rapid, comprehensive and effective a method as the Company's software;

          (c) the Company believes that if it positions itself as a provider of transformation services in the migration process and as a facilitator for strategic partners to sell their own products, the Company will not be perceived as a competitive threat to the major IT Vendors with whom the Company may desire to negotiate strategic alliances; and

          (d) the marketplace is easily identified and targeted in terms of end-users.

     Given these factors, TPI expects to generate revenues from services and software licenses as the result of service agreements with end-users and strategic alliances it expects to enter into with major IT Vendors.

     TPI hopes to generate awareness of its services through the efforts of its in-house sales force and outside sales representatives; implementation of its referral program (described below); direct mail, especially to independent software vendors; advertising in publications that are focused on TPI's market (e.g., NEWS/400); targeted advertising, broadcasting and corporate/services message delivery on the Internet.

     The amount of time required to close a software conversion agreement for a client/server migration project (from the time of submission of a proposal to the prospective customer to execution of the contracts) varies depending on the configuration of the customer's legacy system, the number of LOC to be transformed and the target client/server system. Typically, a large project takes longer to close than a smaller project. The Company anticipates that the sales cycle for most of its client/server migration projects will be from three to four months.

     The Company anticipates that the sizes and volumes of its software conversion agreements will increase over time as initial projects are secured and completed and can serve as reference sites to validate the performance and functionality of the Company's services and software for prospective customers (the "Referral Program"). The Company anticipates that its Referral Program will result in shorter closing times for agreements and increased market penetration. There can be no assurance that the Company will obtain any agreements through implementation of its Referral Program. See "YEAR 2000 REMEDIATION SERVICES - MARKETING AND SALES" as to the Company's plan to use Year 2000 projects to cross-sell post-Year 2000 client/server migration projects.

     The Company's sales force currently consists of three sales persons who are employees and report to the Company's Director of Sales. Such employees are compensated on a salary plus commission basis. To augment its sales force, the Company has entered into Referral Program agreements with MCW Business Systems Ltd. ("MCW"), a company that provides sales representation services in Canada, and Y2K Plus Inc. ("Y2K"), a company that provides sales representation services in the United States. Under such agreements, MCW and Y2K personnel will receive extensive training relating to TPI services. MCW and Y2K use an "account management team" approach to the provision of hardware, software and professional services and have committed to offering TPI services through account executives located throughout Canada and the United States. The Referral Program agreements provide that each of MCW and Y2K will be compensated based on a percentage of the fees charged for referrals of new customers that result in the execution of service agreements with such customers which are fully performed by TPI.

YEAR 2000 REMEDIATION SERVICES

     The Company offers Year 2000 remediation consulting and training services to commercial and industrial end-users of mainframe and mid-range computing systems. Currently, the Company is targeting manufacturing companies and companies in the financial, insurance and healthcare industries.

     BACKGROUND. Adding impetus to the demand for transformation services has been the inability of many computer systems to properly interpret dates for the Year 2000 and beyond. This is a pervasive, time-critical problem confronting the computer user community as a whole. The essence of the problem is simple. System components that store the year within a date as a two-digit number (a standard even in client/server systems) are unable to properly process transactions with dates beyond 1999. Many application programs that use projected dates are failing at present, and without timely and apt management of this problem, entire computer systems could be adversely affected.

     Year 2000 remediation is, in essence, a mammoth project that has been avoided or ignored for the past 20 years. A mid-range computer utilizes one to two million LOC, while many mainframe computers utilize tens of millions of LOC. If such code is to be utilized in the Year 2000 and thereafter, it all must be scanned and date impacted LOC must be "repaired". The Securities and Exchange Commission ("SEC") has estimated that the cost to U.S. corporations to resolve the problem to be in excess of $600 billion. The entry of TPI into the Year 2000 remediation services business was a natural adjunct to its client/server migration software business.

     SERVICES OFFERED. In March 1997, the Company decided to offer Year 2000 remediation services. The Company initially decided to offer "scan and repair" services to companies requiring Year 2000 remediation services, as a subcontractor to IT Vendors providing Year 2000 project management remediation services. Such services were to be rendered commencing in September 1997 at a scan and repair "factory" to be located at the Company's facility in Mississauga, Ontario. The decision was also made not to develop a Year 2000 conversion toolset based on the Company's existing proprietary technology, but to continuously search for, and seek to license, the best available Year 2000 software remediation tools. More recently, the Company has observed that while there is no shortage of Year 2000 software conversion tools, there is a significant demand for the application of state-of-the-art project management methodologies that permit Year 2000 conversion projects to be performed in the shortest possible time, in some cases at a fixed cost, and with the least disruption to a customer's continuing operations. Accordingly, the Company decided to offer a full range of services, based largely on the project management methodology it employs in providing client/server transformation services.

     The Company now offers the following Year 2000 remediation services:

     Rapid Assessment and Delivery for Year 2000-SM- ("RAD/2000"), which involves the application of an accelerated project management methodology and the best available software tools (as determined by the Company) to assess, remediate, deliver and test Year 2000 compliant systems in 60 to 90 days cycles, using small groups or "cells" of software professionals working in parallel on desktop computers (rather than on the customer's mainframe or mid-range computing system) to achieve assessment and remediation of the application source code. This solution is "iterative" in that knowledge gained from each phase of remediation, delivery and testing will be continuously used to refine the assessment phase of a project plan.

     Mobile Lab/2000-SM entails the establishment at a customer's premises, within a period of six weeks, for a fixed price, of a Year 2000 remediation facility specifically designed to meet the customer's Year 2000 requirements. The center can be connected to a customer's network or established as an independent group, using the customer's newly acquired or existing technology, and have the customer's staff support the project or have the Company manage the project. The Company believes that the fixed cost of this solution will be attractive to most customers because over the next two years the demand for Year 2000 remediation services will far exceed the supply and the price for such services will rise significantly as January 1, 2000 gets closer. In addition, the Mobile/Lab 2000 solution does not require the removal of application source code and data from the customer's premises.

     Boot Camp/2000-SM- is a five week training course offered by the Company, that can be conducted at the Company's facility in Mississauga, Ontario or at a customer's premises, for the purpose of training the customer's existing IT personnel to support the customer's Year 2000 project. The course involves four weeks of classroom training and one week of apprenticeship training in the application of the Company's RAD/2000-SM- methodology and licensed software tools to the customer's Year 2000 project. The Company believes that this is the appropriate solution for customers that cannot recruit a sufficient number of already qualified personnel to staff its Year 2000 project.

     Mobile Lab/2000-SM and Boot Camp/2000-SM- are based on the concept that, wherever possible, existing technology and personnel should be deployed while maintaining a reasonable cost structure.

     The Company has entered into a strategic affiliation arrangement with Allegiant Legacy Solutions, Inc. ("ALS") pursuant to which the Company licenses, on a non-exclusive basis, the right to use and sublicense the use of Adapt 2000-TM- software remediation tools developed by ALS. The term of the license is one year and automatically renews upon payment and acceptance of the annual renewal fee. The Company is authorized under its agreements with ALS to use the Adapt 2000 software to perform Year 2000 remediation services and to relicense the software to end-users at such license fees as the Company may determine. If the Company utilizes Adapt 2000 to perform Year 2000 remediation services it is obligated to process a minimum of two million LOC per year for a three year period at each site at which it performs remediation services and to make quarterly royalty payments to ALS based on the number of LOC processed. If the Company sublicenses the Adapt 2000 software it is required to pay ALS 50% of the scheduled LOC fee and 50% of ALS's listed one-time license fee of $12,900.

     The Company has also entered into an informal strategic alliance with Deevan Computer Services Inc. ("Deevan"), an IT consulting company that provides asset management services to end-users, to offer hardware evaluation and procurement services under the name Asset/2000-SM-. Deevan has informed the Company that 60% of the computer hardware currently in use is not Year 2000 compliant and must be either replaced or repaired and that 10% of existing hardware cannot be repaired. Deevan will offer Year 2000 computer hardware evaluation, procurement and installation services in conjunction with the software remediation services offered by the Company.

     BUSINESS STRATEGY. The Company's strategy is to position itself as a provider of Year 2000 remediation services over the next 14 months so as to take advantage of what the Company deems to be a significant opportunity to attain accelerated growth, ordinarily difficult to attain under normal IT industry conditions. Over such period, the Company estimates that revenues generated by Year 2000 remediation services will represent in excess of 50% of gross revenues. Year 2000 services will continue to be provided well past the year 2000. There can be no assurance, however, that the Company will be able to successfully implement this business strategy or, if it is able to gain a share of the Year 2000 services market, that it will realize the anticipated growth in revenues.

     MARKETING AND SALES. The Company intends to implement substantially the same marketing and sales plan described under the caption "CLIENT/SERVER MIGRATION SERVICES - MARKETING AND SALES" to access the market for Year 2000 remediation services, e.g., the Company will seek to utilize strategic business relationships with IT Vendors and the implementation of its Referral Program to access the market. The Company believes also, that to the extent it is selected to perform major Year 2000 remediation projects and successfully completes such projects, it will be in a preferred position to be selected to perform post-Year 2000 client/server migration projects by the same customers, by reason of knowledge of the computer systems and businesses of such customers gained by the Company in performing such projects, and by prospective customers, based on the Company's demonstrated ability to successfully implement major conversion projects. However, there can be no assurance that the Company will be selected to perform any major Year 2000 remediation projects or, if selected, that it will be able to successfully implement such projects. Moreover, there can be no assurance that the Company will be selected to perform any major post-Year 2000 projects.

GROUPWARE SERVICES

     Groupware is a type of software designed to allow users on a client/server network to use the same software and work on the same project at the same time. Notes-Registered Trademark- ("Notes") is a groupware product of Lotus Development Corporation, an IBM subsidiary ("Lotus"), that, among other applications, allows users to work on the same document and exchange electronic mail. Notes permits the integration of information from desktop computer applications, relational databases, legacy systems and the World Wide Web. Notes contains an application development environment, a document database and sophisticated messaging system which permit the development of custom applications for improving business processes in areas such as product development, customer service, sales and account management.

     The Company has entered a "business partner" agreement with Lotus, pursuant to which the Company has been designated a "Consultant." As a Consultant, the Company undertakes to promote the sale of Lotus products and is authorized to provide business process or technology consulting and custom application development services using Lotus technologies. As a business partner, the Company is required, among other things, to use Lotus products internally, be connected to Lotus electronically via the Lotus Notes Network/Partner Information Network and have a "certified Lotus professional" on staff. Lotus provides the Company with software development tools, information, marketing services and support .

     The Company has also entered into a value-added reseller agreement with IntellAgent Control Corporation ("ICC"), a provider of sales force automation software, which has appointed the Company as a non-exclusive distributor in the United States for such software, which runs on Lotus Notes. Such software includes artificial intelligence-like features which enables the marketing and sales personnel of an organization to obtain the latest data concerning a customer or sales prospect stored in any database on the organization's enterprise-wide computer system. The Company has acquired a license for such software product from ICC and the right to grant sublicenses of the product, and provide custom application development and support services with respect to such product to end-users.

     Groupware services consist of consulting, analysis, custom application software development and implementation of Notes software solutions and specific application programs which operate in the Notes environment and the training of customer personnel in the use of such software.

     Groupware services are rendered under the Company's form of professional services agreement at fees based on time and materials estimated to be expended by the Company in the performance of such services plus a reasonable profit.

     BUSINESS STRATEGY. Since the Company's core business is to assist customers to migrate to open client/server systems, the Company believes it can enhance its ability to attract customers for its core business and increase its revenues by assisting such customers with the development of application software that can greatly enhance the use and productivity of their client/server systems. The Company believes that the rights it has obtained under its agreements with Lotus and ICC will enable it to implement such strategy.

     MARKETING AND SALES. The Company intends to implement substantially the same marketing and sales plan for GROUPWARE SERVICES as is described under the caption "CLIENT/SERVER MIGRATION SERVICES - MARKETING AND SALES". TPI is currently developing a sales strategy and partnering plan with ICC which the Company believes will increase its Notes sales force automation software business. The Company anticipates that sales referrals will come from both ICC, the Toronto offices of Lotus and the implementation of its Referral Program. In addition, the Company intends to sponsor information seminars to create interest and generate sales leads.

BACKLOG

     Since the Company is primarily a provider of services, it does not deem purchase order backlog to be material to its operations.

COMPETITION

     The market in which the Company competes is characterized by intense competition. The Company faces competition from other providers of computer-related services, most of which have significantly greater financial, technological, marketing and personnel resources than the Company. In addition, the Company believes that the significant size of the market for legacy code transformation services and Year 2000 remediation services will lead to the emergence of a number of additional competitors. The Company's competitors include Keane Computer, IBM, Cap Gemini, Viasoft Solutions, LGS Group and many others.

     There are currently over one hundred companies providing Year 2000 remediation services in the United States and Canada. Most do not offer the range of services provided by the Company, but rather only one or two discrete services. Moreover, there is a consensus in the IT industry that the demand for Year 2000 remediation services is so great, and the available remediation resources are so limited, that all of the necessary remediation cannot be completed by January 1, 2000.

     The markets for computer-related services are characterized by rapidly changing technology and evolving industry standards, often resulting in the obsolescence of software and related services or short life cycles for software and related services. While the Company is not currently aware of any competitor offering client/server migration services that transforms legacy codes to a format usable in client/server systems as rapidly and comprehensively as the Company's software, the development of technologies that might adversely affect the market for client/server systems or that permit the development of software that outperforms the Company's software could have a material effect on the Company's potential market share and revenues.

     The Company believes that it competes on the basis of the value to its markets of its proprietary software and project management methodology and its comprehensive offering of computer-related services. Furthermore, the Company is constantly seeking to acquire and develop new services and products and to further develop and enhance its existing software. The Company's success will depend on its continued ability to provide needed information technology and to successfully market its services.

INTELLECTUAL PROPERTY

     In July 1996, TPI-Ontario acquired the intellectual property rights for "IBM midrange migration tools" software from Vladimir Stepanoff, Vice President-Technology and a director of the Company. All enhancements of such software are wholly-owned by the Company.

     Prior to April 1, 1996, the Company's date of incorporation, Mr. Stepanoff entered into an agreement with Raconix Corporation ("Raconix") pursuant to which he granted certain rights in such technology. To obtain clear title to such technology, as of the Closing Date, the Company issued 455,000 shares of Common Stock to Jaford Holdings Ltd. and 100,000 shares of Common Stock and a promissory note in the principal amount of $72,500 to Innovations Ontario Corp. (which companies had liens on such marketing rights) and 150,000 shares of Common Stock and a promissory note in the principal amount of $116,000 to Ronald Content as successor in interest to Raconix.

     The Company does not have any patents or registered copyrights to protect its proprietary technology. In addition, none of the trade or service marks utilized by the Company are registered with any United States or foreign trademark registry. The Company employs various methods to protect its technology and the associated documentation including confidentiality agreements with its employees and license agreements with its customers and strategic partners. Such methods may not afford adequate protection and there can be no assurance that others will not independently develop such technology or software incorporating technology that significantly out performs the Company's software.

EMPLOYEES

     The Company has 30 employees, all of whom are full-time, of which three are executive officers, four are engaged in marketing and sales, three are engaged in administration and the balance are technical personnel engaged in providing the Company's computer-related services. The Company considers its relations with its employees to be satisfactory.

FACILITIES

     The Company currently leases approximately 14,652 square feet of office and production space (the "Leased Premises") in Mississauga, Ontario under a lease expiring on October 30, 2000 at an annual rental of approximately $144,000 which includes real estate taxes, utility and operating costs allocable to the Leased Premises.

     The Company leases approximately 5,477 square feet of office and production space (the "Leased Premises") in Mississauga, Ontario which it has vacated and is seeking to sublet. The lease expires on September 30, 2001 at an annual base rental of approximately $23,000 plus additional rent equal to real estate taxes, utility and operating costs allocable to the Leased Premises. The Company had the right to terminate the lease at any time after the 36th month (October 1, 1999) of the original term by giving the landlord at least nine months' prior written notice and paying the landlord approximately $18,000, however, the Company vacated the Leased Premises prior to the end of 36 months.

                                     MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS. The names, ages and respective positions of the Executive Officers and Directors of the Company are as follows:


Name                  Age     Position
----                  ---     --------

Paul G. Mighton       45      Chairman of the Board of Directors and Chief
                              Executive Officer

Gary G. McCann        46      Executive President, Chief Financial Officer,
                              Secretary and Director

Vladimir Stepanoff    56      Vice President - Technology and Director

     PAUL G. MIGHTON served as Chairman of the Board of Directors and Chief Executive Officer of TPI-Ontario from its date of incorporation in April 1996 until TPI-Ontario was merged into the Company in February 1998 and has served in the same positions with the Company since August 1996. From February 1995 to June 1996, Mr. Mighton served as Executive Vice President and Chief
Operating Officer of Agensys Canada Limited ("ACL"), an information technology ("IT") company. From April 1993 to February 1995, he served as a Vice President of Co-Operators Data Services Canada Ltd., a provider of IT services, in its Systems Services Division. From 1991 to April 1993, Mr. Mighton was National Director of the Healthcare Systems Division of Information Systems Management Corporation, a Canadian company and a provider of data processing services to health care organizations.


     GARY G. MCCANN has served as Executive Vice President of the Company since September 1997, Chief Financial Officer since October 1998 and as a director since August 1996. From August 1996 to September 1997, he served as President and Chief Operating Officer of the Company. From February 1996 to August 1996, McCann was involved in the founding and organization of TPI- Ontario. From July 1995 to February 1996, he served as President and a director of the Canadian company Mantis Information Technology Ltd., a privately held provider of IT consulting and support services. From December, 1994 to April 1996, Mr. McCann Served as Vice President, Technology and Business Development of ACL. From July 1991 to December 1994, Mr. McCann served as a general manager of Sykes Enterprises Inc. of Canada, the Toronto-based subsidiary of a United States company engaged in providing computing systems integration services ("SEIC") and from July 1992 to December 1994, he also served as a Vice President of Sykes Enterprises, Inc., the parent of SEIC. Mr. McCann holds a Bachelor of Commerce degree in finance and accounting from the University of Windsor, Ontario, Canada.

     VLADIMIR STEPANOFF has served as Vice President-Technology and a director of the Company since August 1996 and held the same positions with TPI-Ontario
from April 1996 until it was merged into the Company in February 1998.   From
April 1994 to August 1996, he served as President and director of Cyberplan Inc., a Canadian-based company engaged in the development and licensing of automatic transformation software. Mr. Stepanoff was the founder of Cyberplan, Inc., which was the successor to Cyberplan Enrg., a firm of which Mr. Stepanoff was the sole proprietor from 1984 to April 1994. Cyberplan Enrg. developed the transformation software which Cyberplan Inc. continued to develop and license. Mr. Stepanoff has a Bachelor of Science Degree (with Honors) in mathematics and physics from the University of British Columbia.

     All directors hold office until the next annual meeting of stockholders of the Company and the election and qualification of their respective successors. Directors currently receive no cash compensation for serving on the Board of Directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer from August 7, 1996 (the date in which TPI-Ontario merged into Samuel Hamann Graphix, Inc.) through the completion of the fiscal year ended July 31, 1998. No other officer received reportable remuneration.

SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                           --------------------------------------
                                             Annual Compensation                     Awards             Payouts
                                      -----------------------------------  --------------------------  ----------
                                                                                                       Long-Term
                                                              Other        Restricted   Securities      Incentive        All
Name of Individual           Fiscal                           Annual          Stock     Underlying        Plan          Other
and Principal Position        Year    Salary($)  Bonus($)  Compensation($)  Awards($)  Options/SARs(#)  Payouts($)  Compensation($)
----------------------       ------   ---------  --------  ---------------  ---------  ---------------  ----------  --------------
Paul G. Mighton               1998    $110,000     -0-          -0-            -0-          -0-            -0-       $        -
Chairman of the Board         1997     $79,264     -0-          -0-            -0-          -0-            -0-       $        -
and Chief executive Officer


     The cost to the Company of personal benefits, including premiums for life insurance and any other perquisites, to such executive does not exceed 10% of such executive's annual salary and bonus.

COMPENSATION OF DIRECTORS

     No compensation is paid by the Company to any of its directors for services in such capacity. Currently, all of the Company's directors are executive officers of the Company.

EMPLOYMENT CONTRACTS

     On January 1, 1997, the Company entered into employment agreements with each of Messrs. Paul G. Mighton, Gary G. McCann, and Vladimir Stepanoff, the Company's executive officers. Such agreements do not provide for a fixed period of employment and provide that an employee's employment may be terminated at any time, without notice, for "cause" (as defined in each agreement), or at any time, upon at least 30 days prior notice, the Company or the employee may terminate such employment, and, without notice upon payment of six months base salary and certain other amounts to the employee, the Company may terminate such employee's employment. The agreements provide for participation in employee benefit programs, vacation and reimbursement of expenses, including for use of the employee's vehicle. Each of the agreements contains provisions prohibiting the employee from competing with the Company for a period of six months following termination of employment and from disclosing confidential information of the Company while employed by the Company and thereafter.

     Mr. Mighton's employment agreement provides that he will be paid an annual salary of approximately $110,000; Mr. McCann's employment agreement provides that he will be paid in annual salary of approximately $95,000; and Mr. Stepanoff's employment agreement provides that he will be paid an annual salary of approximately $66,000.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                            Percent
              Number of    of Total
             Securities   Options/SARs
             Underlying     Granted        Exercise     Market Price
Name of     Options/SARs  to Employees      or Base           on      Expiration
Individual     Granted   In Fiscal Year  Price($/Share)  Day of Grant    Date
----------  ------------ --------------  -------------  ------------- ----------
None


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

                                             Number of Securities        Value of Unexercised
                                            Underlying Unexercised           In-The-Money
                 Shares                          Options/SARs                Options/SARs
Name of        Acquired on      Value        at Fiscal Year End (#)      at Fiscal Year End ($)
Individual     Exercise (#)  Realized ($)  Exercisable/Unexercisable   Exercisable/Unexercisable
----------     ------------  ------------  -------------------------   -------------------------
None



1998 STOCK OPTION PLAN

     The Company has established the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan is intended to provide the employees and directors of the Company with an added incentive to continue their services to the Company and to induce them to exert their maximum efforts toward the Company's success. The 1998 Plan provides for the grant of options to directors and employees (including officers) of the Company to purchase up to an aggregate of twenty percent (20%) of the number of shares of Common Stock in the capital of the Company issued and outstanding from time to time less any shares of Common Stock reserved, set aside and made available pursuant to the terms of the Company's employee share purchase plan (the "Share Purchase Plan") and pursuant to any options for services rendered to the Company. The number of shares of Common Stock subject to options granted to any one person under the Plan, the Share Purchase Plan and options for services rendered to the Company may not at any time exceed five percent (5%) of the outstanding shares of Common Stock. The 1998 Plan is currently administered by the Board of

Directors. The Board determines, among other things, the persons to be granted options under the 1998 Plan, the number of shares subject to each option and the option price.

     The 1998 Plan allows the Company to grant Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of NQSO's may not be less than the fair market value of the Common Stock on the date of grant. Options may not have a term exceeding ten years. Options are not transferable, except upon the death of the optionee.

     Since the 1998 Plan's adoption, NQSO's to purchase 2,800,000 shares of Common Stock were granted and 2,700,000 were canceled as of July 31, 1998.

     On March 16, 1998, Paul G. Mighton was granted 900,000 options to purchase 900,000 shares of Common Stock exercisable at $.30 per share terminating on March 15, 2008. All 900,000 options were canceled as of July 31, 1998.

     On March 16, 1998, Gary McCann was granted 900,000 options to purchase 900,000 shares of Common Stock exercisable at $.30 per share terminating on March 15, 2008. All 900,000 options were canceled as of July 31, 1998.

     On March 16, 1998, John McGee ( the former Chief Financial Officer) was granted 900,000 options to purchase 900,000 shares of Common Stock exercisable at $.30 per share terminating on March 15, 2008. All 900,000 options were canceled as of July 31, 1998.


                                   INDEMNIFICATION
                              OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides for indemnification of directors in conformity with Section 78.7502 of the Nevada Corporation Law, as amended (the "NCL"), which authorizes the Company to indemnify any director under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                CERTAIN TRANSACTIONS

     In consideration for the transfer to the Company of the ownership interest in certain technology and certain services provided to the Company, the Company issued 4,936,050 and 965,000 shares of Common Stock to Joter Holdings ("Joter") and Diversified Technologies Ltd.("DTL") (such shares were issued in exchange for shares of TPI-Ontario on August 20, 1996), respectively, which hold such shares as nominees for the benefit of the following executive officers and directors of the Company: Paul Mighton, Gary G. McCann, and Vladimir Stepanoff and John McGee, a former executive officer and director. See "Security Ownership of Certain Beneficial Owners and Management."

     From August 1, 1996 through July 11, 1997, the Company made advances to Messrs. Paul G. Mighton, Gary G. McCann and Vladimir Stepanoff, executive officers, directors and principal stockholders of the Company aggregating $115,227. On July 31, 1997, Messrs. Mighton, McCann and Stepanoff executed demand promissory notes payable to the Company in the respective principal amounts of $61,452, $37,829 and $15,946, representing the aggregate amounts borrowed by such persons from the Company. The notes bear interest at the annual rate of 4%. The advances made to Messrs. Mighton and McCann were subsequently written off by the Company and were accounted for as officers' compensation.

     The Company has paid for the account of Mantis Information Technology Ltd ("Mantis"), a corporation of which Gary G. McCann is the sole stockholder, certain obligations for consulting services incurred by Mantis and has rendered invoices to Mantis in the aggregate amount of approximately $12,000 for funds advanced. As of the date hereof, such invoices remain outstanding.

     Messrs. Mighton, McCann, Stepanoff and McGee have personally guaranteed the payment to a bank of certain purchase money equipment loans made to the Company by such bank. The outstanding principal balance of the loans was approximately $52,800 as of November 10, 1998. The loans bear interest at 2.5% over the bank's prime rate in effect from time to time (currently 7.5% per annum). See "Management's Discussion and Analysis or Plan of Operations -- Liquidity and Capital Resources."

     The officers of the Company have executed employment agreement with the Company. See "Executive Compensation--Employment Contracts."

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 10, 1998, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Common Stock, $.001 par value, of the Company by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer of the Company and its subsidiaries, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and officers as a group:

Name and Address of            Amount and Nature of
Beneficial Owner(1)            Beneficial Ownership      Percentage of Class (2)
-----------------------------  --------------------      -----------------------

Diversified Technologies Ltd.        1,553,962 (3)               8.7%

Vladimir Stepanoff                   1,633,683                   9.1%

Paul G. Mighton                      1,466,683 (3)               8.2%

Gary G. McCann                       1,506,684 (3)               8.4%

John G. McGee                          957,350                   5.3%

Canadian Advantage Limited
Partnership(4)                       4,730,701 (5)              22.1%(6)

Fetu Holdings(4)                     1,948,953 (7)              10.0%(6)

Dominion Capital(4)                    998,609 (8)               5.4%(6)

All Directors and Officers
as a Group (3 persons)               4,607,050 (3)              25.7%

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Each such person is deemed to be the beneficial owner of shares of Common Stock held by such person (but not held by any other person) on December 10, 1998, and any shares of Common Stock which such person has the right to acquire pursuant to securities exercisable or exchangeable for, or convertible into, Common Stock, within 60 days from such date. The address of each beneficial owner is in care of the Company, Suite 2000, 5500 Explorer Drive, Mississauga, Ontario, Canada.

(2) Based on 17,960,915 shares of Common Stock outstanding at the close of business on December 10, 1998. The Company's records and the records of its transfer agent differ with respect to the number of outstanding shares of the Company's Common Stock. According to the transfer agent, the number of shares of Common Stock outstanding is approximately 603,000 shares greater that the 17,960,915 indicated by the Company's records. The Company believes that its records are correct and is in the process of resolving this difference. The number of shares outstanding used to calculate the above percentages does not include these shares or any adjustment which might be necessary to resolve this difference.

(3) The shareholders of Diversified Technologies Ltd., a British Virgin Islands corporation ("DTL"), are Paul G. Mighton and Gary G. McCann. DTL holds 766,683 shares for Mr. Mighton and 766,684 for Mr. McCann.

(4) The address of the beneficial owner is c/o Thomson Kernaghan & Co., Ltd., 365 Bay Street, Toronto, Ontario M5H 2V2

(5) Includes (a) 1,279,373 shares issued upon prior conversion (with interest converted into Common Stock) of the 1998 Debentures in the principal amount of $425,000 and 3,244,996 shares issuable upon conversion (including additional shares to be issued upon conversion of interest into Common Stock) of an additional $675,000 of the 1998 Debentures at a conversion rate of $0.24 per share and (b) up to 206,332 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.

(6) Pursuant to the terms of the 1998 Debentures, the Securityholder is restricted from converting an amount of 1998 Debentures which would result in the Securityholder owning more than 4.9% of the outstanding Common Stock of the Company.

(7) Includes (a) 483,806 shares issued upon prior conversion (with interest converted into Common Stock) of the 1998 Debentures in the principal amount of $250,000 and 1,262,978 issuable upon conversion (including additional shares to be issued upon conversion of interest into Common Stock) of an additional $275,000 of the 1998 Debentures at a current conversion rate of $0.24 per share and (b) up to 202,169 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.

(8) Includes (a) 532,186 shares issued upon prior conversion (with interest converted into Common Stock) of the 1998 Debentures in the principal amount of $275,000 and 344,444 shares issuable upon conversion (including additional shares to be issued upon conversion of interest into Common Stock) of an additional $75,000 of the 1998 Debentures at a conversion rate of $0.24 per share and (b) up to 121,979 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.


                               SELLING SECURITYHOLDERS

     The following table sets forth, with respect to each Selling Securityholder, based upon information available to the Company as of December 10, 1998, the number of shares of Common Stock beneficially owned, the number of shares of Common Stock to be sold, and the number and percentage of outstanding shares of Common Stock beneficially owned before and after the sale of the shares offered hereby. None of the Selling Securityholders has been an affiliate of the Company during the preceding three years, and none of whom own beneficially 1% of the outstanding stock of the Company on the date hereafter. Although there can be no assurance that the Selling Securityholders will sell any or all of the shares of Common Stock, the following table assumes that each of the Selling Securityholders will sell all of the shares of Common Stock offered by this Prospectus.

                                                                  Percentage of
                                                                     Common
                                                                   Stock Owned
                             Securities Owned       Securities       Before
Name of Beneficial Owners   Prior to Offering(1)   to Be Sold(2)   Offering(3)
-------------------------   --------------------   -------------   -----------

                            Shares      Warrants      Shares
                            ------      --------      ------

Advantage (Bermuda) Fund  1,535,611      73,295     1,608,906(4)     8.2%(13)

Canadian Advantage
 Limited Partnership      4,524,369     206,332     4,730,701(5)    22.1%(13)

Dominion Capital            876,630     121,979       998,609(6)     5.4%(13)

Fetu Holdings             1,746,784     202,169     1,948,953(7)    10.0%(13)

Livingstone Asset
 Management                 387,045      60,245       447,290(8)     2.5%(13)
Thomson Kernaghan &
 Co., Ltd.                2,083,333     277,778     2,361,111(9)         *


SHA Security Holdings
 Anstalt                         -0-    500,000       500,000(9)     2.7%

Pinetree Capital Corp.           -0-    100,000       100,000(10)        *

Martin Foest                 50,000(11)      -0-       50,000(12)        *

Marex Computers Training
 & Consulting Inc.           50,000(11)      -0-       50,000(12)        *

-----------------
*    less than 1% of the total number of shares issued and outstanding.

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the effective date of this Prospectus upon the exercise of warrants or other convertible securities. Unless otherwise noted, each Selling Securityholder's beneficial ownership is determined by assuming that debentures, warrants or options that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised or converted.

(2) Includes all shares issuable upon exercise of options or warrants and/or conversion of debentures, set forth under "Securities Owned Prior to Offering."

(3) Based on 17,960,915 shares of Common Stock outstanding as of December 10, 1998. See "Note 13" of the "Notes to the Financial Statements". Assumes that all shares of Common Stock issued are sold as part of this Offering.

(4) Includes (a) 1,535,611 shares issuable upon conversion (with interest converted into Common Stock) of the 1998 Debentures in the aggregate principal amount of $325,000 at a conversion rate of $0.24 per share and
     (b) up to 73,295 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.

(5) Includes (a) 1,279,373 shares issued upon prior conversion (with interest converted into Common Stock) of the 1998 Debentures in the principal amount of $425,000 and 3,244,996 shares issuable upon conversion (including additional shares to be issued upon conversion of interest into Common Stock) of an additional $675,000 of the 1998 Debentures at a conversion rate of $0.24 per share and (b) up to 206,332 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.

(6) Includes (a) 532,186 shares issued upon prior conversion (with interest converted into Common Stock) of the 1998 Debentures in the principal amount of $275,000 and 344,444 shares issuable upon conversion (including additional shares to be issued upon conversion of interest into Common Stock) of an additional $75,000 of the 1998 Debentures at a conversion rate of $0.24 per share and (b) up to 121,979 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.

(7) Includes (a) 483,806 shares issued upon prior conversion (with interest converted into Common Stock) of the 1998 Debentures in the principal amount of $250,000 and 1,262,978 shares issuable upon conversion (including additional shares to be issued upon conversion of interest into Common Stock) of an additional $275,000 of the 1998 Debentures at a conversion rate of $0.24 per share and (b) up to 202,169 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.

(8) Includes (a) up to 387,045 shares issued upon prior conversion (with interest converted into Common Stock) of the 1998 Debentures in the principal amount of $200,000 and (b) up to 60,245 shares issuable upon exercise of warrants issued in connection with the 1998 Debentures.

(9) Includes 2,083,333 shares issuable upon the closing and conversion of $500,000 of 1999 Debentures yet to be issued but for which the Company has contracted to sell, and 277,778 shares issuable upon exercise of warrants issuable on the purchase of $500,000 in 1999 Debentures.

(10) Includes up to 500,000 shares issuable upon exercise of the 1996 Warrants.

(11)   Includes up to 100,000 shares issuable upon exercise of the 1997
       Warrants.

(12) Includes up to 50,000 shares issuable upon exercise of Options granted on March 26, 1998 at an exercise price of $.50.

(13) Pursuant to the terms of the 1998 Debentures, the Securityholder is restricted from converting an amount of 1998 Debentures which would result in the Securityholder owning more than 4.9% of the outstanding Common Stock of the Company.

                                 PLAN OF DISTRIBUTION

       The shares of Common Stock, and shares of Common Stock issuable upon exercise of the Warrants and Options (collectively, the"Securities") offered hereby are being offered by the Selling Securityholders and/or their transferees, assignees, pledgees or other successors for their own account and not for the account of the Company. The Selling Securityholders may continue to sell the Securities directly to purchasers or, alternatively, may offer the Securities from time to time through other agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Securityholders. Sales of the Securities may be made in one or more transactions on OTCBB, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Sales of Securities are subject to the prospectus delivery and other requirements of the Securities Act.

       Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Stock of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period (nine business days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the regulations thereunder, including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Securityholders. To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Common Stock and Common Stock underlying the Warrants and Options to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any additional underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Securities purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                              DESCRIPTION OF SECURITIES

       The following summary descriptions of the Company's securities are qualified in their entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which are available upon request of the Company.

       The Company is authorized to issue 50,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of December 10, 1998, there were 17,960,915 shares of Common Stock outstanding held by approximately 144 holders of record. No shares of Preferred Stock are issued or outstanding.

COMMON STOCK

       Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. All of the outstanding shares of Common Stock are duly and validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up, subject to any superior rights of the holders of Preferred Stock, if issued.

PREFERRED STOCK

       The Company's Articles of Incorporation authorize the issuance of the shares of Preferred Stock in one or more series, with each series to have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without any action by the stockholders, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, the issuance of shares of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company does not currently intend to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.

DIVIDEND POLICY

       The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

REPORTS TO STOCKHOLDERS

       The Company became a reporting company on May 11, 1998 and will be distributing to its stockholders annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and will make available such other periodic reports as the Company may deem to be appropriate or as may be required by law or by the rules or regulations of any stock exchange on which the Company's Common Stock is listed. The Company's fiscal year end is July 31.


                                    LEGAL MATTERS

       The legality of the Common Stock offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158.


                                       EXPERTS

       The financial statements of Transformation Processing Inc. as of July
31, 1998 and for the period from April 1, 1996 (date of incorporation) to July 31, 1997, the year ended July 31, 1998 and the cumulative amounts from inception to July 31, 1998 which are included in this Prospectus have been included herein and in the Registration Statement in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


                                AVAILABLE INFORMATION

       The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement, copies of which are available for inspection from the Commission, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

       The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, proxies and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549 and the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West

Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            INDEX TO FINANCIAL STATEMENTS
                            -----------------------------
                                      YEAR ENDED
                                    July 31, 1998
                               ------------------------

                                                                    PAGE
                                                                    ----

Independent Auditor's Report                                            F-2

Financial Statements:

Balance Sheet                                                           F-3

Statement of Operations                                                 F-4

Statement of Stockholders' Equity (Deficiency)                          F-5

Statement of Cash Flows                                                 F-6

Notes to Financial Statements                                         F-7 - F-16

INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Transformation Processing Inc.


We have audited the accompanying balance sheet of Transformation Processing Inc. (a development stage company) as of July 31, 1998, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the period from April 1, 1996 (date of incorporation) to July 31, 1997, the year ended July 31, 1998, and cumulative amounts from inception to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transformation Processing Inc. as of July 31, 1998, and the results of its operations and its cash flows for the period from April 1, 1996 (date of incorporation) to July 31, 1997, the year ended July 31, 1998, and cumulative amounts from inception to July 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has had limited operations and has a deficit accumulated during the development stage that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 18, 1998, except for the last paragraph of Note 8, as to which the date is October 31, 1998

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)



                                                                   BALANCE SHEET
--------------------------------------------------------------------------------

July 31, 1998
--------------------------------------------------------------------------------


ASSETS

Current Assets:
  Cash                                                                                                       $ 150,687
  Accounts receivable, net of allowance for doubtful accounts of $33,000                                       419,933
  Due from related parties                                                                                      14,595
  Prepaid expenses and other current assets                                                                      4,715

----------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                                     589,930

Property and Equipment, net                                                                                    182,894

Deferred Debt Cost, net                                                                                         57,022

Other Assets                                                                                                    33,769

----------------------------------------------------------------------------------------------------------------------
      Total Assets                                                                                           $ 863,615
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
  Accounts payable                                                                                           $ 350,890
  Accrued expenses and other current liabilities                                                               230,201
  Current maturities of long-term debt                                                                          43,165
  Note payable - stockholder                                                                                    25,803

----------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                                                650,059

Long-term Debt, net of current maturities                                                                    1,049,590

----------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                      1,699,649
----------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Deficiency:
  Preferred stock - $.001 par value; authorized 5,000,000 shares, none issued                                   -
  Common stock - $.001 par value; authorized 50,000,000 shares, issued
   and outstanding 16,186,628 shares                                                                            16,187
  Additional paid-in capital                                                                                 6,266,719
  Deficit accumulated during the development stage                                                          (7,085,089)
  Cumulative foreign currency translation adjustments                                                          (33,851)
----------------------------------------------------------------------------------------------------------------------

      Stockholders' deficiency                                                                                (836,034)
----------------------------------------------------------------------------------------------------------------------

      Total Liabilities and Stockholders' Deficiency                                                         $ 863,615
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------




                         The accompanying notes and independent auditor's report
                     should be read in conjunction with the financial statements

--------------------------------------------------------------------------------


                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                         STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------


                                                             Period from
                                                             April 1, 1996                                            Cumulative
                                                        (date of incorporation)            Year ended                    amounts
                                                           to July 31, 1997               July 31, 1998           from inception
--------------------------------------------------------------------------------------------------------------------------------

Revenue - consulting services                                  $    47,317                  $   877,198              $   924,515
--------------------------------------------------------------------------------------------------------------------------------

Costs and expenses:
  Cost of consulting services                                       11,271                    1,314,356                1,325,627
  Cost of software transformation services                         192,729                    1,107,208                1,299,937
  Software development                                             218,212                       35,197                  253,409
  General and administrative                                       874,425                    1,871,105                2,745,530
  Noncash consulting costs                                       1,536,341                          -                  1,536,341
--------------------------------------------------------------------------------------------------------------------------------
                                                                 2,832,978                    4,327,866                7,160,844
--------------------------------------------------------------------------------------------------------------------------------

Loss from operations                                            (2,785,661)                  (3,450,668)              (6,236,329)

Interest income (expense), net of interest income
 of $9,749 in 1998                                                   1,125                     (849,885)                (848,760)
--------------------------------------------------------------------------------------------------------------------------------
Net loss                                                       $(2,784,536)                 $(4,300,553)             $(7,085,089)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Basic net loss per common share                                $   (.27)                    $  (.30)                      -
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Weighted-average number of common shares
 outstanding                                                    10,161,665                   14,542,313                -
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


                         The accompanying notes and independent auditor's report
                     should be read in conjunction with the financial statements

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)


                                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
--------------------------------------------------------------------------------

Period from April 1, 1996 (date of incorporation) to July 31, 1998
--------------------------------------------------------------------------------

                                                                             Deficit
                                                                           Accumulated        Foreign        Stock-
                                                          Additional       During the        Currency       holders'
                                      Common Stock          Paid-in        Development      Translation      Equity
                                   Shares       Amount      Capital           Stage         Adjustments   (Deficiency)
----------------------------------------------------------------------------------------------------------------------

Issuance of common stock to
 founders                        5,901,050     $ 5,901     $   (5,901)             -              -                 -

Issuance of common
 stock for cash                  1,469,363       1,469      1,215,657              -              -        $ 1,217,126

Options to purchase
 common stock issued
 for services                         -             -          27,362              -              -             27,362

Issuance of common
 stock in reverse acquisition    2,205,869       2,206         13,484              -              -             15,690

Issuance of common
 stock for services in
 reverse acquisition             1,888,000       1,888      1,534,453              -              -          1,536,341

Issuance of common
 stock for intangible asset        705,000         705        572,965              -              -            573,670

Net loss                              -             -              -      $(2,784,536)            -         (2,784,536)

Cumulative foreign currency
 translation adjustments              -             -              -               -        $ 22,855            22,855
----------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1997        12,169,282      12,169      3,358,020      (2,784,536)        22,855           608,508

Issuance of common stock
 for cash                        3,109,223       3,110      1,003,336              -              -          1,006,446

Issuance of common stock
 upon conversion of convertible
 debentures                        908,123         908        706,387              -              -            707,295

Recognition of beneficial
 conversion feature of
 convertible debentures               -             -         650,026              -              -            650,026

Warrants to purchase common
 stock issued with convertible
 debentures                           -             -         527,000              -              -            527,000

Net loss                              -             -              -       (4,300,553)            -         (4,300,553)

Cumulative foreign currency
 translation adjustments              -             -              -               -         (56,706)          (56,706)

Options to purchase common
 stock issued for services            -             -          21,950              -              -             21,950

----------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1998        16,186,628     $16,187     $6,266,719     $(7,085,089)      $(33,851)     $   (836,034)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

                         The accompanying notes and independent auditor's report
                     should be read in conjunction with the financial statements

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)


                                                         STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                             Period from
                                                             April 1, 1996                                              Cumulative
                                                        (date of incorporation)             Year ended                    amounts
                                                           to July 31, 1997                 July 31, 1998             from inception
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net loss from development stage operations                   $(2,784,536)                 $(4,300,553)                $(7,085,089)
  Adjustments to reconcile net loss from development
   stage operations to net cash used in operating activities:
    Depreciation and amortization                                  197,483                      617,451                     814,934
    Issuance of options and warrants to purchase common
     stock for services                                             27,588                      181,317                     208,905
    Issuance of common stock for services in reverse
     acquisition                                                 1,549,056                     -                          1,549,056
    Recognition of beneficial conversion feature                  -                             631,281                     631,281
    Provision for doubtful accounts                               -                              34,325                      34,325
    Write-off of amounts due from related parties                 -                              96,020                      96,020
    Amortization of discounts                                     -                             187,793                     187,793
    Interest expense converted to stock                           -                               7,085                       7,085
    Changes in operating assets and liabilities:
      Increase in accounts receivable                               (3,705)                    (462,787)                   (466,492)
      Increase (decrease) in time deposits                         (23,561)                      22,600                        (961)
      Increase in prepaid expenses and other current assets         (3,426)                      (4,639)                     (8,065)
      Increase in deferred debt costs                             -                             (60,263)                    (60,263)
      Increase in other assets                                      (4,723)                     (26,411)                    (31,134)
      Increase in accounts payable                                  26,116                      347,053                     373,169
      Increase in accrued expenses and other current
        liabilities                                                 89,317                      159,228                     248,545
------------------------------------------------------------------------------------------------------------------------------------
          Net cash used in operating activities                   (930,391)                  (2,570,500)                 (3,500,891)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of property and equipment                              (124,733)                    (122,601)                   (247,334)
  Purchase of intangible assets                                    (24,156)                    -                            (24,156)
  Advances to related parties                                     (129,621)                    -                           (129,621)
------------------------------------------------------------------------------------------------------------------------------------
          Cash used in investing activities                       (278,510)                    (122,601)                   (401,111)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from loan payable - bank                                 73,158                       50,160                     123,318
  Repayments of loan payable - bank                                (15,054)                     (49,312)                    (64,366)
  Repayment of note payable - stockholder                          (74,924)                     (83,300)                   (158,224)
  Net proceeds from issuance of common stock                     1,240,109                      987,484                   2,227,593
  Net proceeds from issuance of convertible debentures            -                           1,903,688                   1,903,688
------------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities              1,223,289                    2,808,720                   4,032,009
------------------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                              2,043                       18,637                      20,680
------------------------------------------------------------------------------------------------------------------------------------

Net increase in cash                                                16,431                      134,256                     150,687

Cash at beginning of period                                       -                              16,431                     -

------------------------------------------------------------------------------------------------------------------------------------
Cash at end of period                                          $    16,431                  $   150,687                 $   150,687
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


Supplemental disclosure of cash flow information:

  Cash paid during the period for interest                     $     2,419                  $    58,264                 $    60,683
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


Supplemental schedule of noncash financing activity:

  Conversion of long-term debt to common stock                    -                         $   707,295                     -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



                         The accompanying notes and independent auditor's report
                     should be read in conjunction with the financial statements

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


  1.  PRINCIPAL BUSINESS      On August 20, 1996, Samuel Hamann Graphix, Inc.
      ACTIVITY AND            acquired all of the outstanding common stock of
      SIGNIFICANT             Transformation Processing Inc. ("Ontario"), a
      ACCOUNTING              Canadian corporation.  For accounting purposes the
      POLICIES:               acquisition has been treated as a recapitalization
                              of Ontario with Ontario as the acquirer (reverse acquisition). Samuel Hamann Graphix, Inc. changed its name to Transformation Processing Inc. (the
                              "Company"). On February 19, 1998, Ontario merged into the Company. The accompanying financial statements reflect this merger as if it had occurred on July 31, 1997.

                              The Company is an information technology company that develops and markets software and services that enable companies worldwide to automatically migrate their application programs and data from legacy systems to open systems and client/server environments. The Company has expanded its operations from providing legacy code migration services to three lines of business; client/server migration, year 2000 and groupware services. The Company is targeting customers located throughout Canada and the United States. For the periods ended July 31, 1997 and 1998, all operations of the Company were conducted in Canada. At July 31, 1998, all of the Company's assets are located in Canada.

                              The statement of operations includes the results of operations of the Company for the 16-month period from April 1, 1996 to July 31, 1997. The results of operations for the period from April 1, 1996 to July 31, 1996 were not material.

                              Revenue from fixed-price contracts is recognized ratably over the period of performance in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1, Software Revenue Recognition. Revenue from customer training, technical support and other services is recognized as the service is performed. The Company provides technical support at no charge for the first 90 days and, under certain circumstances, at no charge if certain other fees are current. Revenue from the sale of deployment product licenses is recognized after installation of the product.

                              Property and equipment is recorded at cost.
                              Depreciation is provided for by the straight-line method over the estimated useful lives of the related assets.

                              The cost of software marketing rights of approximately $780,000 (which includes approximately $207,000 of notes payable plus approximately $573,000 in common stock issued) was being amortized by the straight-line method over four years. Amortization expense charged to operations in the period ended July 31, 1997 and included in cost of software transformation services in the accompanying statement of operations was approximately $180,000. At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results; (ii) projected future operating results; and (iii) any other material factors that affect the continuity of the business. The Company has elected to write off the unamortized balance of the intangible asset (software marketing rights) because future cash flows generated from this asset cannot be determined at this time. The impairment loss of approximately $372,000 is included in the cost of transformation services in the accompanying statement of operations for the year ended July 31, 1998.

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                              Costs associated with the issuance of the 6% convertible debentures are being amortized on the straight-line method over the term of the debentures. Upon conversion, debt issue costs will be charged to operations. For the year ended July 31, 1998, debt issue costs of $61,396 have been charged to operations and included in interest expense in the accompanying statement of operations.

                              The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management affecting reported amounts of assets and liabilities and revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

                              Basic loss per share is based on the
                              weighted-average number of shares of common stock outstanding during the periods. Fully diluted per share amounts are not presented because the effect would be antidilutive. The prior-year loss per share was unaffected by the adoption of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share.

                              Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

                              The Company's functional currency is the Canadian dollar. Balance sheet accounts are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and revenue and expense accounts are translated using an average exchange rate for the period. The gains and losses resulting from translation are included in stockholders' deficiency.

                              Due to the nature of the Company, the
                              convertibility feature, interest rates and repayment terms, the estimated fair value of the Company's long-term debt approximates its carrying amount.


2. PROPERTY AND               Property and equipment, at cost, consists of the
   EQUIPMENT:                 following:


                                                                                            Estimated
                                                                                           Useful Life
------------------------------------------------------------------------------------------------------
                              Machinery and equipment                   $  21,267              5 years
                              Computer equipment                          154,435              5 years
                              Furniture and fixtures                       55,735              7 years
------------------------------------------------------------------------------------------------------

                                                                          231,437
                              Less accumulated depreciation                48,543
------------------------------------------------------------------------------------------------------
                                                                         $182,894

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

  3.  ACCRUED                 Accrued expenses and other current liabilities
      EXPENSES AND             consist of the following:
      OTHER CURRENT           Accrued professional fees                                                      $  85,793
      LIABILITIES:            Settlement liability                                                              33,082
                              Other (all amounts are less than 5% of current liabilities)                      111,326

----------------------------------------------------------------------------------------------------------------------
                                                                                                              $230,201
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



   4.  LONG-TERM   DEBT:      Long-term debt consists of the following:
                              Installment loans                                                           $     53,086
                              6% convertible debentures                                                      1,039,669
----------------------------------------------------------------------------------------------------------------------

                                                                                                             1,092,755
                              Less current portion                                                              43,165

----------------------------------------------------------------------------------------------------------------------

                                      Long-term portion                                                     $1,049,590
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


                              The effect of foreign currency translation adjustments on the Company's long-term debt is included in cumulative foreign currency translation adjustments in stockholders' equity (deficiency) in the accompanying financial statements.

                              The Company is obligated under two installment loans with a bank payable in monthly installments aggregating $4,750 plus interest through February 1, 1999 and December 31, 1999. The loans bear interest at the bank's prime rate (7.25% at July 31, 1998) plus 2.5%. The loans are collateralized by substantially all of the Company's assets.

                              On April 14, 1998, the Company issued two $500,000 6% convertible debentures totaling $1,000,000 for cash, due April 14, 2000. Of the $1,000,000 convertible debentures, $550,000 are convertible into common stock at 70% of the five-day average closing bid price immediately preceding the date of conversion and $450,000 of the debentures are convertible into common stock at 80% of the five-day average closing ask price immediately preceding the date of conversion. In May 1998, $300,000 of 6% convertible debentures were converted into 266,092 shares of common stock and in July 1998 $400,000 of 6% convertible debentures were converted into 642,031 shares of common stock. In connection with the issuance of debentures, the Company issued warrants to purchase 301,228 shares of common stock. The fair value of $251,000 allocated to the warrants is being amortized over the term of the debentures. For the year ended July 31, 1998, amortization of $181,297 has been charged to operations and included in interest expense in the accompanying statement of operations. The unamortized portion is shown as a reduction in the carrying value of the debentures as of July 31, 1998.

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                              On May 21, 1998, the Company issued two $250,000 6% convertible debentures totaling $500,000 for cash, due May 21, 2000. These debentures are convertible into common stock at 80% of the five-day average closing ask price immediately preceding the date of conversion. In connection with the issuance of debentures, the Company issued warrants to purchase 50,200 shares of common stock. The fair value of $52,500 allocated to the warrants is being amortized over the term of the debentures. For the year ended July 31, 1998, amortization of $5,311 has been charged to operations and included in interest expense in the accompanying statement of operations. The unamortized portion is shown as a reduction in the carrying value of the debentures as of July 31, 1998.

                              On July 10, 1998, the Company issued two
                              $250,000 6% convertible debentures totaling
                              $500,000 for cash, due July 10, 2000. These debentures are convertible into common stock at 80% of the five-day average closing ask price immediately preceding the date of conversion. In connection with the issuance of debentures, the Company issued warrants to purchase 68,306 shares of common stock. The fair value of $58,500 allocated to the warrants is being amortized over the term of the debentures. For the year ended July 31, 1998, amortization of $1,183 has been charged to operations and included in interest expense in the accompanying statement of operations. The unamortized portion is shown as a reduction in the carrying value of the debentures as of July 31, 1998.

                              On the date of issuance of each convertible debenture, including the convertible debenture issued and converted in August 1997, the Company allocated a portion of the proceeds to the beneficial conversion feature of the debenture which represented the intrinsic value of that feature. That amount is calculated as the difference between the conversion price and the fair value of the common stock into which the debentures are convertible, multiplied by the number of shares into which the debentures are convertible. The amount attributable to the beneficial conversion feature, aggregating $650,026, is included in interest expense in the accompanying statement of operations as the debentures became convertible into common stock on issuance.

                              Each debenture provides the holder with certain registration rights that require the Company to register the common shares underlying each convertible debenture within 90 days following the closing date of the issuance. As of July 31, 1998, the Company was not in compliance with this requirement. If the common shares are not registered, the Company shall pay the debenture holders damages in the amount of 2% of the amount of outstanding debentures every 30 days. The amount of damages accrued and charged to operations at July 31, 1998 was estimated to be $6,000.

                              The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended July 31, 1998: expected volatility of 1.93%; risk-free interest rate of 5.6%; and expected lives of two years.

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                              Aggregate maturities of long-term debt are as follows:

                              Year ending July 31,

                                       1999                           $   43,165
                                       2000                            1,049,590

--------------------------------------------------------------------------------
                                                                      $1,092,755
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



  5.  RELATED PARTY           Amounts due from related parties represent
      TRANSACTIONS:           advances made to an officer. This loan was
                              noninterest-bearing through July 31, 1997 but bears interest at 4% per annum subsequent to July
                              31, 1997.

                              The Company acquired the software marketing rights in exchange for 705,000 shares of common stock and notes payable. The rights were valued at the fair value of the shares of common stock ($.81 per common share) and notes payable at the date of issue. See Note 1 of notes to the financial statements for impairment loss.


   6.  NOTE PAYABLE -         Note payable - stockholder consists of a
       STOCKHOLDER:           noninterest-bearing note payable in monthly
                              installments of $5,639 through December 1, 1998.


   7.  COMMITMENTS            The Company is obligated under noncancelable
       AND                    operating leases for office space expiring
       CONTINGENCIES:         at various times through September 30, 2001.
                              Approximate minimum future payments under these leases are payable as follows:


                              Year ending July 31,

                                       1999                             $166,000
                                       2000                              166,000
                                       2001                               57,000
                                       2002                                3,000

--------------------------------------------------------------------------------

                                                                        $392,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                              The leases are subject to escalation for the Company's proportionate share of increases in real estate taxes and other operating expenses. Rent expense for the period ended July 31, 1997 and the year ended July 31, 1998 amounted to $37,522 and $33,378, respectively.

                              The Company entered into an agreement with an entity whereby the entity will provide the Company with public and investor relations services. Under the terms of the agreement, the Company will issue 150,000 shares of common stock of the Company as compensation for services. At July 31, 1998, those services had not yet been provided.

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


8. STOCKHOLDERS'              The Company is authorized to issue 5,000,000
   EQUITY                     shares of preferred stock with rights and
   (DEFICIENCY):              preferences to be determined by the Company's
                              board of directors. As of July 31, 1998, no shares of preferred stock have been issued.


                              The Company issued shares of common stock for cash as follows:

                                                                Additional
                                          Common Stock           Paid-in      Stockholders'
                                      Shares        Amount       Capital         Equity
-----------------------------------------------------------------------------------------

 April 20, 1996                        160,000     $   160     $   136,196     $  136,356
 August 23, 1996                       500,000         500         493,155        493,655
 January 27, 1997                      208,333         208         147,998        148,206
 March 6, 1997                         219,780         220         123,039        123,259
 March 6, 1997                         281,250         281         246,237        246,518
 June 27, 1997                         100,000         100          69,032         69,132

-----------------------------------------------------------------------------------------
       Period ended
        July 31, 1997                1,469,363       1,469       1,215,657      1,217,126
-----------------------------------------------------------------------------------------
 August 28, 1997                       198,000         198         108,105        108,303
 September 4, 1997                     589,000         589         123,481        124,070
 September 26, 1997                    400,000         400         199,044        199,444
 October 23, 1997                      400,000         400         199,600        200,000
 October 31, 1997                      100,000         100          49,900         50,000
 December 10, 1997                     977,778         978         224,022        225,000
 January 26, 1998                      444,445         445          99,184         99,629

-----------------------------------------------------------------------------------------
      Year ended
       July 31, 1998                 3,109,223       3,110       1,003,336      1,006,446
-----------------------------------------------------------------------------------------

                                     4,578,586      $4,579      $2,218,993     $2,223,572
=========================================================================================



                              On April 1, 1996, the Company issued
                              5,901,050 shares of common stock to its
                              founders for certain technology and
                              services, which were valued at a nominal amount.

                              On August 20, 1996, the Company issued
                              2,205,869 shares of common stock to the
                              stockholders of Samuel Hamann Graphix,
                              Inc. in a transaction accounted for as a reverse acquisition.

                              As part of the reverse acquisition the
                              Company issued 1,888,000 shares of
                              common stock to certain consultants for
                              services. These shares have been valued
                              at the fair value at the date of
                              issuance ($.81 per common share).
                              Accordingly, the Company recorded a
                              charge to operations at the time of
                              issuance of $1,536,341. Certain share
                              issuances prior to the reverse
                              acquisition were made by Samuel Hamann
                              Graphix, Inc. and the details of
                              consideration for the issuances were not known by the Company. The Company has addressed the situation by conducting an audit of issued and outstanding shares of common stock. The Company is auditing records received from prior management

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                              reflecting shares issued, transferred or sold, apparently without fair consideration to the Company.

                              The Company issued stop transfer instructions as of November 18, 1997 concerning approximately 1,844,000 shares of common stock and had outstanding stop transfer instructions as of October 31, 1998 concerning approximately 1,055,000 shares of common stock. These shares are part of the 1,888,000 shares of common stock issued to the consultants discussed in the preceding paragraph. The stop order transfers remain in effect until the holders of the shares of common stock are able to satisfy the Company's concerns and/or demonstrate that the current holders are holders in due course at which time the stop orders are lifted on an individual basis.






 9.  STOCK OPTIONS AND        The Company has outstanding warrants
     STOCK WARRANTS:          permitting the holders to purchase
                              shares of its common stock at prices
                              ranging from $.46 to $1.99 per share.
                              The warrants have varying expiration
                              dates to July 10, 2000. Warrants to
                              purchase 1,019,734 common shares were
                              outstanding at July 31, 1998. During the year ended July 31, 1998, warrants to purchase 419,734 common shares were issued at prices ranging from $.46 to $1.99 per share. In addition, during the year ended July 31, 1998, warrants to purchase 500,000 shares of common stock, which were to expire, were extended. The extended warrants provide for exercise prices ranging from $.50 to $.80 per share. The warrants were determined to have a fair market value of approximately $165,000, which was charged to operations during the year ended July 31, 1998.

                              During the year ended July 31, 1998, the Company adopted an incentive stock option plan under which options to purchase shares of common stock may be granted to certain key employees. The exercise price is based on the fair market value of such shares as determined by the board of directors at the date of the grant of such options. At July 31, 1998, options to purchase 100,000 shares of common stock at an exercise price of $.50 per share are outstanding and are exercisable through March 25, 2008.

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------





A summary of the status of the Company's options as of July 31, 1998 is presented below:

                                                                                    Weighted-
                                                                                     Average
                                                             Number of              Exercise
                                                              Shares                  Price
--------------------------------------------------------------------------------------------

    Granted                                                  100,000                 $.50
    Canceled                                                       -                    -
    Exercised                                                      -                    -

--------------------------------------------------------------------------------------------
           Outstanding at end of year                        100,000                 $.50
============================================================================================

    Options exercisable at year-end                          100,000                 $.50
============================================================================================

    Weighted-average fair value of options
     granted during the year                                    $.44                    -
============================================================================================





                    The following table summarizes information about fixed stock options outstanding at July 31, 1998:


                                                          Options Outstanding                   Options Exercisable
                                                        -----------------------              -------------------------
                                                               Weighted-
                                                                Average        Weighted-                      Weighted-
                                                               Remaining        Average                        Average
                               Exercise          Number       Contractual      Exercise        Number         Exercise
                                 Price         Outstanding       Life            Price       Exercisable        Price
----------------------------------------------------------------------------------------------------------------------

                                $.50             100,000          9.8           $.50           100,000          $.50
----------------------------------------------------------------------------------------------------------------------



                              The Company has elected to apply
                              Accounting Principles Board Opinion No.
                              25 and related interpretations in
                              accounting for its stock options and has adopted the disclosure-only provisions of SFAS No. 123. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per common share would have been as follows:

                              Net loss - as reported                                                       $(4,300,553)
======================================================================================================================

                              Net loss - pro forma                                                         $(4,321,869)
======================================================================================================================

                              Loss per share - as reported                                                 $      (.30)
======================================================================================================================

                              Loss per share - pro forma                                                   $      (.30)
======================================================================================================================

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



                              In March 1998, the Company issued options to three employees to purchase 2,700,000 shares of common stock at an exercise price of $.30 per share. Those options were canceled as of July 31, 1998 and their fair value is not included in the pro forma net loss and net loss per share information presented above.

                              The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended July 31, 1998: expected volatility of 1.93%; risk-free interest rate of 5.7%; expected lives of 10 years; and no payment of dividends expected.

 10.   INCOME TAXES:          The Company recorded a deferred income
                              tax asset for the tax effect of net
                              operating loss carryforwards and the
                              temporary difference between the
                              carrying amount and tax bases of certain intangible assets, aggregating approximately $2,000,000. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a valuation allowance of $2,000,000 at July 31, 1998.

                              The Company has a net operating loss carryforward of approximately $4,000,000 available to offset taxable income through the year 2013.


11. GOING CONCERN:            The Company is in the development
                              stage, has a limited operating history, has not generated significant revenue from its planned principal operations through July 31, 1998, has a working capital deficiency and has a deficit accumulated during the development stage at July
                              31, 1998.

                              The Company's financial statements have been prepared on the assumption that the Company will continue as a going concern. Management believes that the development, marketing and initial sales of certain of its technologies will occur before July 31, 1999, thus generating working capital. The Company is also considering other financing alternatives which will allow the Company to continue as a going concern. If there is no or insufficient revenue from the commercial applications of the Company's technologies during the year ending July 31, 1999 or additional financing cannot be obtained, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


12. SUBSEQUENT EVENTS:        In August 1998, $50,000 of 6%
                              convertible debentures, due April 14, 2000, were converted into 108,898 shares of common stock.

                              In September 1998, $125,000 of 6% convertible debentures, due April 14, 2000, were converted into 324,148 shares of common stock.

                              On October 23, 1997, the Company made an offering of 400,000 shares of common stock for $200,000; on October 31, 1997, an offering of 100,000 shares of common stock for $50,000; on December 10, 1997, an offering of 977,778 shares of common stock for $225,000; and on January 26, 1998, an offering of 444,445 shares of common stock for $99,629. These offerings were made

                                                  TRANSFORMATION PROCESSING INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                              pursuant to the claim of exemption under rule 504 under the Securities Act of 1934. These offerings appear to exceed the limitation of rule 504 of a maximum of $1,000,000 in any one-year period. The Company intends to file a registration statement offering rescission to the purchasers of these offerings.


13. ADDITIONAL INFORMATION:   The Company's records and the records of its
                              transfer agent differ with respect to the number of outstanding shares of the Company's common stock. According to the transfer agent, the number of shares of common stock outstanding is approximately 603,000 shares greater than the 16,186,628 indicated by the Company's records. The Company believes that its records are correct and is in the process of resolving this difference. The number of shares outstanding reflected in the Company's financial statements does not include these shares or any adjustment which might be necessary to resolve this difference.

======================================= =======================================
NO DEALER, SALESMAN OR ANY OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY                             13,240,015
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND, IF            SHARES OF COMMON STOCK
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON       TRANSFORMATION PROCESSING INC.
AS HAVING BEEN AUTHORIZED BY THE COMPANY.
THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION  OF AN
OFFER TO BUY ANY SECURITY OTHER THAN
THE SECURITIES OFFERED BY THIS
PROSPECTUS, OR AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY
SECURITY, BY ANY PERSON IN ANY
JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION  WOULD BE UNLAWFUL.
NEITHER THE DELIVERY OF THIS PROSPECTUS                 PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES, IMPLY THAT
THE INFORMATION IN THIS PROSPECTUS IS
CORRECT AS OF BY ANY TIME SUBSEQUENT
TO THE DATE OF THIS PROSPECTUS.

              ----------

          TABLE OF CONTENTS
                                    PAGE

Prospectus Summary.................   4              ___________, 1998
Summary Financial Information......   6
Risk Factors.......................   7
Use of Proceeds....................  15
Market for Common Equity
  and Related Shareholders Matters.  16
Capitalization.....................  17
Dividend Policy....................  19
Management's Discussion and
   Analysis Of Financial Condition
   and Results of Operations.......  19
Business...........................  27
Management.........................  39
Indemnification of Directors
 and Officers......................  43
Certain Transactions...............  44
Security Ownership of Certain
  Beneficial Owners and Management.  45
Selling Securityholders............  46
Plan of Distribution...............  49
Description of Securities..........  50
Legal Matters......................  51
Experts............................  51
Available Information..............  51
Index to Financial Statements...... F-1
======================================= =======================================

                                       PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE OF DISTRIBUTION

       The expenses payable by the Registrant in connection with this offering are estimated as follows:

SEC Filing Fee                                  $ 1,498.89

Printing and Engraving                          $ 5,000.00

Mailing & Solicitation                          $0.00

Legal Fees and Expenses                         $25,000.00

State Securities Qualification Fees
 and Expenses                                   $0.00

Accounting Fees and Expenses                    $15,000.00

Miscellaneous                                   $ 3,501.11

TOTAL                                           $50,000.00
                                                ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

       The following discussion includes certain information as to transactions which occurred prior to the current Management's assumption of control of the Registrant on the Closing Date and is based on information which Management believes to be reasonably accurate, but not all of which does it have direct knowledge. Notwithstanding the above, TPI is responsible for the information contained in this registration statement.

        On August 20, 1996, the Closing Date, in satisfaction of gross proceeds of $155,000 received by, and certain services rendered, to TPI-Ontario, in the period April 11 to July 25, 1996, the Registrant issued 160,000 shares of Common Stock to 15 investors (155,000 shares were issued for $1.00 per share and 5,000 shares were issued in exchange for consulting services and a technical review of TPI-Ontario's conversion software). TPI-Ontario received such gross proceeds pursuant to a private offering prior to the Closing Date. The 160,000 shares of Common Stock were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D promulgated under the Act.

        On the Closing Date, Samuel Hamann Graphix Inc. ("SHGI") issued 4,936,050 shares of Common Stock to Joter and 965,000 shares of Common Stock to DTL, in exchange for common shares of TPI-Ontario, which common shares were issued as of April 1, 1996. Joter and DTL, which are controlled by Messrs. Mighton, McCann and Stepanoff, executive officers and directors of the Registrant, acquired the common shares of TPI-Ontario in consideration for certain rights in technology transferred to, and certain services rendered to, TPI-Ontario prior to the Closing Date, which shares, for accounting purposes are deemed to have been issued in exchange for nominal consideration as "founder's shares". Such shares were issued to management in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act").

        Prior to the Closing Date, SHGI issued 740,869 shares of Common Stock,
which remain outstanding.   The Registrant has no records concerning the
transactions in which such shares were issued or the consideration received by the Company in respect of such issuances, nor does the Company know how many holders of such securities presently exist.

        Prior to the Closing Date (from August 9 through August 19, 1996), SHGI issued, pursuant to a private offering, an aggregate of 1,465,000 shares of Common Stock in consideration for gross proceeds of $14,654 received by SHGI from investors. These transactions were not disclosed to current management of the Registrant prior to or on the Closing Date. Present management is not aware of the exemption relied on for the issuance of such shares; however, Samuel Hamann Graphix Inc. filed a Form D dated August 16, 1996 claiming exemption under Rule 504. Management believes that SHGI relied on Rule 504 of Regulation D under the Act in issuing such securities.

        On the Closing Date, SHGI issued 1,888,000 shares of Common Stock to 15 individuals in consideration for certain services rendered in connection with the reverse acquisition including banking services, marketing, investor relations and transfer agent services. Current management of the Registrant is uncertain of the exemption relied on for the issuance of such shares, but believes prior management relied on the exemption from registration provided by
Section 4(2) of the Act.

        On the Closing Date, SHGI issued 455,000 shares of Common Stock to Jaford Holdings Ltd., 100,000 shares of Common Stock to Innovations Ontario Corp. and 150,000 shares of Common Stock to Ronald Content, in consideration for the release by such companies and individual of certain claims with respect to marketing rights as to the technology previously transferred to the Registrant by Vladimir Stepanoff, an executive officer and director of the Registrant. Prior to the incorporation of TPI-Ontario, Mr. Stepanoff had granted marketing rights with respect to such technology to Raconix, of which Mr. Content was the sole shareholder. Ronald Content is a sophisticated investor, who was involved in the operations of the Registrant and received the shares for investment. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act. See "Description of Business -- Intellectual Property."

       On November 25, 1996, the Registrant issued options to purchase 15,000 shares of Common Stock at an exercise price of $1.99 expiring on November 27, 1997, to a public relations firm, in consideration for certain services. The options were issued in reliance on the exemption from registration provided by
Section 4(2) of the Act. The holder of the option, as the Registrant's public relations firm, was fully familiar with the Registrant's operations and is a sophisticated investor.

        On August 23, 1996, Registrant issued 500,000 units to Mayfair Advisory Group Limited in consideration for gross proceeds of $500,000. Each unit consisted of one share of Common Stock and a Common Stock purchase warrant (the "Warrants"). When issued, the Warrants had a per share exercise price of $1.00, were exercisable for a period of two years, commencing 30 days after the closing of the offering, and were redeemable on 20 days prior written notice at a redemption price of $.005 per Warrant. Pursuant to an amendment to the terms of the Warrants dated August 26, 1998, the Warrants will not be exercisable until a registration statement has become effective covering the Common Stock issuable upon the exercise thereof; the term of such Warrants has been extended through six months following the effective date of such registration statement, and the exercise price has been reduced to $.80 per share of Common Stock, subject to certain adjustments in the event the market for the Company's Common Stock is less than $.80 at the time of the exercise, but in no event shall the exercise price be reduced below $.50 per share. The Common Stock and the Warrants were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On January 27, 1997, Registrant issued 208,333 shares of Common Stock to Olive Investments, in consideration for gross proceeds of $150,000. These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On March 6, 1997, Registrant issued 501,030 shares of Common Stock to Thomson Kernaghan & Co., Ltd. ("Thomson Kernaghan") in consideration for gross proceeds of $375,000 (approximately $.75 per share). These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

       On June 27, 1997, Registrant issued 100,000 units to Pinetree Capital Corp. ("Pinetree") in consideration for gross proceeds of $70,000. The units were issued to Pinetree pursuant to a Subscription Agreement by and between TPI and Pinetree (the "Subscription Agreement") by which Pinetree subscribed for a minimum of 700,000 units and a maximum of 1,000,000 units. The Subscription Agreement was later amended to lower the minimum to 100,000 units. Pinetree purchased the foregoing securities for its own account. Each unit consisted of one share of Common Stock and a common stock purchase warrant expiring two years from the date of issuance, and exercisable at $1.00 per share during the first year and $1.50 per share during the second year. These securities were issued in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Act.

        On August 1, 1997, Registrant sold to Thomson Kernaghan an 8% convertible subordinated debenture due July 31, 1998 in the principal amount of $108,750 (the "Debenture") for a gross purchase price of $108,750. The Debenture was converted, on August 28, 1997, into 198,000 shares of Common
Stock at the conversion rate of $0.55 per share. The Debenture was issued in reliance on the exemption from registration provided by Rule 504 of Regulation D, under the Act and the shares of Common Stock issued on conversion of the Debenture were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act.

        On September 4, 1997, Registrant issued 589,000 shares of Common Stock to Thomson Kernaghan in consideration for gross proceeds of $125,000 ($.21 a share). These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On September 26, 1997, Registrant issued 400,000 shares of Common Stock to Thomson Kernaghan in consideration for gross proceeds of $200,000 ($.50 a share). These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On October 23, 1997, Registrant issued 400,000 shares of Common Stock to Thomson Kernaghan in consideration for gross proceeds of $200,000 ($.50 a share). These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On October 31, 1997, Registrant issued 100,000 shares of Common Stock to Thomson Kernaghan in consideration for gross proceeds of $50,000 ($.50 a share). These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On December 10, 1997, Registrant issued 977,778 shares of Common Stock to Thomson Kernaghan in consideration for gross proceeds of $225,000 ($.23 a share). These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On January 26, 1998, Registrant issued 444,445 shares of Common Stock to Thomson Kernaghan in consideration for gross proceeds of $99,629 ($.22 a share). These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Act.

        On April 14, 1998, the Registrant agreed to sell up to an aggregate of $3,000,000 of 6% Convertible Debentures and sold 6% Convertible Debentures, due April, 2000, in the aggregate principal amount of $1,000,000 and issued warrants to purchase 301,228 shares of Common Stock for gross proceeds of $1,000,000 (of which $550,000 had a conversion rate of 70% of the 5-day average closing bid price and $450,000 had a conversion rate of 80% of the 5-day average closing asked price) as follows: Canadian Advantage LP ($275,000); Dominion Capital Fund ($275,000); Fetu Holdings ($250,000); and Livingstone Asset Management ($200,000). Each of the above claim the status as accredited investors as organizations described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities purchased, with total assets in excess of $5,000,000. Each purchased its debentures and warrants for investment. Canadian Advantage LP ("Canadian") was issued warrants to purchase 16,500 shares of Common Stock at $1.50 per share through April 14, 2000 and warrants to purchase 66,338 shares of Common Stock at $.456 per share through April 14, 2000; Dominion Capital Fund ("Dominion") was issued a like number of identical warrants; Fetu Holdings ("Fetu") was issued like warrants to purchase 15,000 shares at $1.50 and 60,307 shares at $.456, and Livingstone Asset Management ("Livingstone") was issued like warrants to purchase 12,000 shares at $1.50 and 48,245 shares at $.456. From May 14, 1998 through October 26, 1998, the aggregate principal amount of $1,000,000 plus interest was converted into 1,935,223 shares of Common Stock as follows: Dominion and Canadian each converted $275,000 plus interest of Debentures into 532,186 shares of Common Stock, Fetu converted $250,000 plus interest into 483,806 shares of Common Stock and Livingstone converted $200,000 plus interest into 387,045 shares of Common Stock.

       On May 21, 1998, the Registrant sold to Canadian 6% convertible debentures due May 21, 2000 in the aggregate principal amount of $500,000. Warrants to purchase 50,200 shares of Common Stock exercisable at the price of $1.99 through May 21, 2000, were also issued to Canadian. On October 27-29, 1998, the aggregate principal amount of $150,000 plus interest was converted into 747,187 shares of Common Stock. The debentures and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

       On July 10, 1998 the Registrant sold to each of Canadian and Advantage (Bermuda) Fund 6% convertible debentures due July 9, 2000 in the amount of $250,000 for an aggregate of $500,000. Warrants to purchase an aggregate of 68,306 shares of Common Stock exercisable at the price of $1.464 through July 9, 2000, were also issued to Canadian (34,153) and Advantage (Bermuda) Fund (34,153). The debentures and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act and Rule 506 of Regulation D.

       On September 22, 1998 the Registrant sold to Fetu Holdings 6% convertible debentures due September 22, 2000 in the aggregate principal amount of $200,000. Warrants to purchase 87,720 shares of Common Stock exercisable at the price of $.432 through September 22, 2000, were also issued. The debentures and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act and Rule 506 of Regulation D.

       On October 6, 1998, the Registrant sold 6% Convertible Debentures, due October 6, 2000, in the aggregate principal amount of $100,000 and issued warrants to purchase 55,556 shares of Common Stock for gross proceeds of $100,000 to: Canadian Advantage LP ($25,000); Dominion Capital Fund ($25,000); Fetu Holdings ($25,000); and Advantage Bermuda Fund ($25,000). Each of the above were also issued warrants to purchase 13,020 shares of Common Stock at $.384 per share through October 6, 2000.

       On November 18, 1998, the Registrant sold 6% Convertible Debentures, due November 18, 2000, in the aggregate principal amount of $200,000 and issued warrants to purchase 101,010 shares of Common Stock for gross proceeds of $200,000 to: Canadian Advantage LP ($50,000); Dominion Capital Fund ($50,000); Fetu Holdings ($50,000); and Advantage Bermuda Fund ($50,000). Each of the above were also issued warrants to purchase 26,881 shares of Common Stock at $.372 per share through November 18, 2000.

       The Debentures, the warrants and the Common Stock issued on conversion of the Debentures were issued in reliance upon the exemption set forth in Sections 4(2) of the Act and Rule 506 thereunder. Such securities were purchased for investment and not with a view to the public distribution thereof. The Common Stock issued upon conversion of the Debentures were further issued in reliance on Section 3(a)(9) of the Act. In both the issuance of the Debentures and the Common Stock the certificates representing such securities bear a legend preventing resale in the absence of registration with the Commission or an exemption therefrom.


ITEM 27. EXHIBITS

         (a) EXHIBITS

3.1            Articles of Incorporation of Samuel Hamann Graphix, Inc. (Nevada)
               as amended.(1)
3.2            Articles of Merger between Samuel Hamann Graphix, Inc. (Nevada)
               and Samuel Hamann Graphix, Inc. (California).(1)
3.3            By-laws of Transformation Processing Inc. (Nevada).(1)
3.4            Articles of Merger between of TPI (Ontario) and TPI (Nevada).(1)
*5.1           Opinion of Snow Becker Krauss P.C.
10.1           Employment Agreement between TPI and Gary McCann dated January
               1,1997.(1)
10.2           Employment Agreement between TPI and John McGee dated January 1,
               1997.(1)
10.3           Employment Agreement between TPI and Paul G. Mighton dated
               January 1,1997.(1)
10.4           Employment Agreement between TPI and Vladimir Stepanoff dated
               January 1, 1997.(1)
10.5           Letter Agreement dated September 29, 1997 as amended January 6,
               1998 between Douglas Woolridge and TPI.(1)
10.6           Real Estate Lease Agreement dated October 1, 1996 between TPI and
               Royal Trust Corporation of Canada, and Landlord's release of
               Security Interest.(1)
10.7           Form of Software Conversion Agreement.(1)
10.8           Form of Professional Services Agreement.(1)
10.9           Form of Deployment Products License Agreement.(1)
10.10          Form of Software License Agreement.(1)
10.11          Business Development Agreement between Lotus Development
               Corporation and TPI.(1)
10.12          Bill of Sale and Assignment of Copyright, dated July 17, 1996 between CyberPlan Enrg. and TPI as amended as of March 10, 1998.(1)
10.13          Referral Program Agreement dated November 18, 1997 between Y2K
               Plus and TPI.(1)
10.14          Referral Program Agreement dated November 12, 1997 between MCW
               Business Systems Ltd. and TPI.(1)
10.15          Teaming Agreement dated April 21, 1997 between SHL Systemhouse
               Inc. and TPI.(1)
10.16          Software License Agreement, Value Added Reseller Agreement and
               addendum dated April 23, 1997 between IntellAgent Control
               Corporation and TPI.(1)
10.17          Professional Services Subcontract Agreement dated May 15, 1997 between GE IT Solutions/Universal Data Consultants and TPI.(1)
10.18          Settlement Agreement and Release, among Ronald A. Content,
               Raconix Corporation, Raconix Europe Limited and TPI each dated
               June 16, 1997.(1)
10.19          Demand Promissory Notes dated July 31, 1997, payable to TPI made by Gary G. McCann, Paul Mighton and Vladimir Stepanoff.(1)

10.20          Customer Agreements and Small Business Loan Registrations,
               between  the Bank of Nova Scotia and TPI pertaining to purchase money bank loans.(1)
10.21          Guarantees of Bank loans, dated January 30, 1997 and November 27,
               1997 by Gary G. McCann, Paul Mighton, Vladimir Stepanoff and John
               McGee in favor of the Bank of Nova Scotia..(1)
10.22          Program Product License Agreement, dated October 21, 1997, between Allegient Legacy Solutions, Inc. and TPI.(1)
10.23          The Company's 1998 Stock Option Plan.(2)
10.24          Real Estate Sublease Agreement dated June 29, 1998, between TPI and Origin Technology In Business Inc.(2)
*21.1          Subsidiaries of the Registrant.
*23.1          Consent of Goldstein Golub Kessler LLP.
*99.1          Form of Rescission Agreement.

(1) Incorporated by reference from the Form 10-SB filed by the company on March 12, 1998 and amended on August 31, 1998 and October 22, 1998.
(4) Incorporated by reference from the Form 10-KSB filed by the company on November 13, 1998.
*       Filed herewith.

----------------------------

ITEM 28.  UNDERTAKINGS

       (a)  RULE 415 OFFERING

       The Registrant hereby undertakes:

       (1) To file, during any period in which if offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


       (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (f) RULE 430A OFFERING

       For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                                      SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Dominion of Ontario, on December 11, 1998


TRANSFORMATION PROCESSING INC.

By: /s/ Paul G. Mighton                   By: /s/ Gary G. McCann
   -------------------------------           -------------------------------
   Paul G. Mighton                           Gary G. McCann
   Chairman of the Board                     Chief Financial Officer &
                                             Accounting Officer

                                  POWER OF ATTORNEY

       Each of the undersigned hereby authorizes Paul G. Mighton or Gary G. McCann as his attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such person as attorney-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on December 11, 1998 in the capacities indicated.


 /s/ Paul G. Mighton                 Chief Executive Officer
-------------------------------      and Director
Paul G. Mighton


 /s/ Gary G. McCann                  Chief Financial Officer, Executive
-------------------------------      President, Secretary and Director
Gary G. McCann


 /s/ Vladimir Stepanoff              Vice President of
-------------------------------      Technology and Director
Vladimir Stepanoff

                                    EXHIBIT INDEX


Exhibit No.    Name

5.1            Opinion of Snow Becker Krauss P.C.
21.1           Subsidiaries of the Registrant.
23.1           Consent of Goldstein Golub Kessler LLP.
99.1           Form of Rescission Agreement.